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                           STOCK PURCHASE AGREEMENT

                                    AMONG

                           DOBSON WIRELINE COMPANY

                                     AND

                             THE SHAREHOLDERS OF

                           AMERICAN TELCO, INC. AND

                     AMERICAN TELCO NETWORK SERVICES, INC.

                          DATED AS OF MARCH 26, 1998

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                              TABLE OF CONTENTS

                                                                         Page
1.      DEFINITIONS.......................................................  1

2.      PURCHASE AND SALE OF STOCK........................................  8
 2.1.   Purchase of Stock.................................................  8
 2.2.   Purchase Price Payment............................................  8
 2.3.   Deposit...........................................................  8
 2.4.   Payment of Purchase Price:........................................  8
 2.5.   Closing Balance Sheet.............................................  9
 2.6.   Adjustment to the Purchase Price; Procedure.......................  9
 2.7.   Taxes, Etc........................................................ 10
 2.8.   Asset Purchase Treatment.......................................... 10

3.      CLOSING........................................................... 12
 3.1.   Closing Date...................................................... 12
 3.2.   Deliveries at the Closing......................................... 12

4.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................... 12
 4.1.   Valid Existence; Good Standing, Etc............................... 12
 4.2.   Authorization; Non Contravention.................................. 12
 4.3.   Capitalization.................................................... 13
 4.4.   Financial Statements; Undisclosed Liabilities..................... 14
 4.5.   Absence of Certain Changes or Events.............................. 15
 4.6.   Business.......................................................... 15
 4.7.   Tax Matters....................................................... 15
 4.8.   Assets and Properties............................................. 17
 4.9.   Material Contracts and Obligations................................ 18
 4.10.  Indebtedness to and from Directors, Officers, and Others.......... 19
 4.11.  Solvency.......................................................... 19
 4.12.  FCC and State-Related Representations............................. 20
 4.13.  Litigation; Compliance with Applicable Laws, Rights and Permits... 20
 4.14.  Insurance......................................................... 21
 4.15.  Labor Matters..................................................... 22
 4.16.  Environmental Matters............................................. 22
 4.17.  Intellectual Property............................................. 23
 4.18.  Benefit Plans; ERISA Compliance................................... 23
 4.19.  Brokers........................................................... 26

5.      REPRESENTATIONS OF BUYER.......................................... 26
 5.1.   Valid Existence................................................... 26
 5.2.   Authorization..................................................... 26
 5.3.   Brokers........................................................... 27
 5.4.   Investment........................................................ 27
 5.5.   Financial Statements; Undisclosed Liabilities..................... 27
 5.6.   Intercompany Obligations.......................................... 27


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6.      PRE-CLOSING COVENANTS............................................. 28
 6.1.   General........................................................... 28
 6.2.   Financial Statements; Information................................. 28
 6.3.   Governmental Approvals............................................ 28
 6.4.   Access............................................................ 29
 6.5.   Conduct of Business............................................... 29
 6.6.   Employees......................................................... 31
 6.7.   Notice of Developments............................................ 31
 6.8.   Exclusivity....................................................... 31
 6.9.   Announcement...................................................... 32
 6.10.  Distribution...................................................... 32
 6.11.  Financing Matters................................................. 32

7.      POST-CLOSING COVENANTS............................................ 32
 7.1.   Further Assurances................................................ 33
 7.2.   Post-Closing Announcements........................................ 33
 7.3.   Timely Payment of Liabilities..................................... 33
 7.4.   Payment of Taxes.................................................. 33

8.      CONDITIONS TO CLOSING............................................. 33
 8.1.   Conditions to Obligation of the Buyer............................. 33
 8.2.   Conditions to Obligation of the Sellers........................... 35

9.      INDEMNIFICATION AND REMEDIES...................................... 37
 9.1.   Indemnification Provisions for Benefit of the Buyer and the
        Companies......................................................... 37
 9.2.   Indemnification Provisions for Benefit of the Sellers............. 38
 9.3.   Matters Involving Third Parties................................... 38
 9.4.   Basket and Deductible............................................. 38
 9.5.   Limitations....................................................... 39
 9.6.   Continuation of Indemnification Obligations of Companies.......... 40

10.     TERMINATION....................................................... 41
 10.1.  Termination of Agreement.......................................... 41
 10.2.  Effect of Termination............................................. 42

11.     MISCELLANEOUS..................................................... 42
 11.1.  Survival of Representations, Warranties and Covenants............. 42
 11.2.  Additional Covenants Regarding Intercompany Transactions.......... 42
 11.3.  [INTENTIONALLY OMITTED]........................................... 43
 11.4.  No Third-Party Beneficiaries...................................... 43
 11.5.  Entire Agreement.................................................. 43
 11.6.  Succession and Assignment......................................... 43
 11.7.  Counterparts...................................................... 43
 11.8.  Headings, Terms................................................... 43
 11.9.  Notices:.......................................................... 43
 11.10. Governing Law..................................................... 44
 11.11. Amendments and Waivers............................................ 44
 11.12. Severability...................................................... 44
 11.13. Expenses.......................................................... 44
 11.14. Construction...................................................... 45


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 11.15. Incorporation..................................................... 45
 11.16. Sellers' Agent.................................................... 45
 11.17. Confidentiality................................................... 45
 11.18. Consent to the Exclusive Jurisdiction of the Court of the State
        of Texas.......................................................... 46
 11.20. Equitable Remedies................................................ 47
 11.21. Waiver of Buy-Sell Provisions..................................... 47


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STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT is made as of the 26th day of March, 1998, among Dobson Wireline Company, an Oklahoma corporation ("BUYER"), and Mr. Ronald W. Henriksen, Mr. Russell C. Henriksen, Ms. Linda Henriksen Hughes, Ms. Betty Henriksen Caldwell, The Estate of Vernon R. Henriksen, The Ronald W. Henriksen "A" Trust u/t/a dated February 20, 1998, Ronald W. Henriksen, Grantor, The Ronald W. Henriksen "B" Trust u/t/a dated February 20, 1998, Ronald W. Henriksen, Grantor, The J. Nes Kirneh Trust u/t/a dated February 25, 1998, Russell C. Henriksen and Jill Henriksen, Grantors, The L.
K. Hughes "M" Trust u/t/a dated February 24, 1998, Kenneth Eugene Hughes, Jr. and Linda Henriksen Hughes, Grantors and The L. K. Hughes "A" Trust u/t/a dated February 24, 1998, Kenneth Eugene Hughes, Jr., and Linda Henriksen Hughes, Grantors (collectively, the "SELLERS", and individually, a "SELLER").

                                 R E C I T A L S:

      WHEREAS, the Sellers own all of the issued and outstanding capital stock of American Telco, Inc., a Texas corporation ("ATI"), and American Telco Network Services, Inc., a Texas corporation ("ATNS") (individually, ATI and ATNS are sometimes referred to herein as a "COMPANY", and together ATI and ATNS are sometimes referred to herein as the "COMPANIES"); and

      WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, all of the issued and outstanding stock of each of the Companies, subject to the terms and conditions set forth in this Agreement;

      WHEREAS, the parties to this Agreement intend that the purchase of each of the Companies shall be consummated as a purchase that qualifies as a "qualified stock purchase" (within the meaning of Section 338(d)(3) of the Code) and the parties agree to make the election under Section 338(h)(10) of the Code;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 A G R E E M E N T:

1.    DEFINITIONS

      The following terms shall have the following meanings for purposes of this Agreement:

      "ADJUSTED NET WORKING CAPITAL" means the difference between (i) the sum of the cash and accounts receivable, prepaid expenses and Net Investment Amount and (ii) the sum of the Liabilities (which shall include any prepayment premiums associated with such liabilities) shown


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on the Working Capital Estimate or Closing Date Balance Sheet (as finally determined), as the case may be.

      "AFFILIATE" means, with respect to either Company, each Seller and any officer, director or employee of such Company, and with respect to any other Person, any Person Controlling, Controlled by or under common Control with such Person, and any family member within one degree of affinity or consanguinity of the foregoing.

      "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

      "AFFINITY ARRANGEMENT" means any marketing arrangement pursuant to which either Company is permitted to use the name or trademark of another Person or either Company and such other Person agree jointly to use such Company's or such other Person's name or trademark for marketing and sales purposes, and in connection therewith a Company is required to pay such Person an amount based upon the sales made to such Person's customers or members.

      "ANTITRUST DIVISION" means the Antitrust Division of the Department of Justice.

      "ASSETS" means, with respect to any Company, all right, title and interest of such Company in and to the tangible and intangible assets of such Company.

      "ATI" has the meaning given in the recitals to this Agreement.

      "ATNS" has the meaning given in the recitals to this Agreement.

      "BASKET AMOUNT" has the meaning given in SECTION 9.4.

      "BUILDING ACCESS AGREEMENTS" means those certain agreements between the Companies and the owners or managers of certain buildings respecting the granting to the Companies of the right to access such buildings, locate its equipment in such buildings, and to sell and perform telecommunications services in and to such buildings.

      "BUSINESS DAY" means any day on which commercial banks are open for business in Houston, Texas.

      "BUYER" has the meaning given in the preamble to this Agreement.

      "BUYER FINANCIAL STATEMENTS" has the meaning given in SECTION 5.5(a).

      "BUYER INDEMNIFIED PARTIES" has the meaning given in SECTION 9.1(a).

      "CLOSING" and "CLOSING DATE" have the meanings given in SECTION 3.1.

      "CLOSING DATE BALANCE SHEET" has the meaning given in SECTION 2.5.


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      "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations of the Department of the Treasury promulgated thereunder.

      "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

      "COMPANY" and "COMPANIES" have the meanings given in the recitals to this Agreement.

      "COMPANY BENEFIT PLAN" has the meaning given in SECTION 4.18(a).

      "CONFIDENTIAL INFORMATION" has the meaning given in the Non-Disclosure Agreement.

      "CONFIDENTIALITY OBLIGATIONS" has the meaning given in SECTION 11.17.

      "CONTRACTS" has the meaning given in SECTION 4.9.

      "CONTROL" means the power to direct the management or policies of any Person, through the power to vote shares or other equity interests, by contract or otherwise.

      "DAMAGES" means all losses, liabilities, judgments, suits, costs and expenses incurred or sustained by an Indemnified Party.

      "DCC" means Dobson Communications Corporation, an Oklahoma corporation.

      "DEBT COMMITMENT" has the meaning given in Section 6.11.

      "DEPARTMENT" means the U.S. Department of Labor.

      "DEPOSIT ESCROW AGREEMENT" has the meaning given in SECTION 2.3.

      "DOJ" means the U.S. Department of Justice.

      "EASEMENTS" means easements, rights-of-way and other interests that the Companies have contracted for or otherwise been granted, granting the Companies the right or license to occupy certain areas for the purposes of constructing, installing, maintaining and operating their Networks. This includes, but is not limited to, those areas upon, above, along, across, under, and over those streets, roads, lanes, courts, ways, alleys, boulevards and other places necessary for the provision of Network services.

      "EMPLOYEE AGREEMENT" has the meaning given in SECTION 4.18(a).

      "ENCUMBRANCE" means any mortgage, pledge, conditional sale agreement, charge, claim, interest of another Person, option, community property rights, lien, security interest, title defect or other encumbrance.

      "ENVIRONMENTAL OBLIGATIONS" means all applicable Legal Requirements and Permits concerning land use, public health, safety, welfare or the environment, including, without


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limitation, the Resource Conservation and Recovery Act (42 U.S.C. Section
6901 ET SEQ.), as amended, and the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations, rules or orders promulgated under the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" has the meaning given in SECTION 4.18(b).

      "ESCROW AGENT" has the meaning given in SECTION 2.3.

      "FCC" means the Federal Communications Commission, or any successor thereto.

      "FTC" means the Federal Trade Commission, or any successor thereto.

      "FINANCIAL STATEMENTS" has the meaning given in SECTION 4.4(a).

      "FORMS" has the meaning given in SECTION 2.8(d).

      "GAAP" means (a) in the case of Financial Statements, generally accepted accounting principles, in effect in the United States as of the date of such Financial Statements and as consistently applied by the Companies and
(b) in other cases, such principles as of the date hereof.

      "GOVERNMENTAL AUTHORITY" means the United States of America or any foreign jurisdiction, any state, commonwealth, territory or possession of the United States of America or any such foreign jurisdiction, any political subdivision of any of them (including counties, municipalities, home-rule cities and the like), and any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board of competent jurisdiction.

      "HART-SCOTT ACT" has the meaning set forth in SECTION 6.3(b).

      "HAZARDOUS MATERIALS" means any material, chemical, compound, mixture, hazardous substance, hazardous waste, pollutant or contaminant defined, listed, classified or regulated under any Environmental Obligation.

      "INDEMNIFICATION ESCROW AGREEMENT" has the meaning given in SECTION 2.4.

      "INDEMNIFICATION ESCROW PAYMENT" has the meaning given in SECTION 2.4.

      "INDEMNIFIED PARTY" has the meaning given in SECTION 9.3(a).

      "INDEMNIFYING PARTY" has the meaning given in SECTION 9.3(a).


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      "INTELLECTUAL PROPERTY" means all trade, corporate, business and product names, trademarks, trademark rights, service mark, copyrights, patents, patent rights, trade secrets, trade names, business, customer and technical information, inventions, formulas and computer software, all registrations, licenses and applications pertaining to any of them, and all related documentation and goodwill.

      "INTERIM FINANCIAL STATEMENTS" has the meaning given in SECTION 6.2.

      "INVOLVED PARTY" has the meaning given in SECTION 2.8(c).

      "IRS" has the meaning given in SECTION 4.18(c).

      "JANUARY BALANCE SHEET" has the meaning given in SECTION 4.4(a).

      "LEGAL REQUIREMENT" means any constitution, statute, ordinance, code, or other law, rule, regulation, Order, notice, standard, procedure or other requirement enacted, adopted, applied or issued by any Governmental Authority.

      "LIABILITY" means any liability or obligation, the existence of which would be required to be accrued or reserved for pursuant to GAAP.

      "MATERIAL", whether or not capitalized, means, as to any Company or the Companies, an event, condition, circumstance or obligation, as the case may be, that is material to the business of ATI and ATNS taken as a whole.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, assets, business or prospects of ATI and ATNS taken as a whole; provided, however, in no event shall any event or condition be deemed to be or to have a Material Adverse Effect if the event or condition affects other companies in the Companies' industry and its markets generally or affects the United States economy or the United States equity market generally.

      "NET INVESTMENT AMOUNT" means an amount equal to the result of multiplying (a) the number of actual new interconnect lines installed by the Companies and connected to the switching equipment of the Companies during the period beginning on the date this Agreement is executed and ending on the Closing Date in excess of the estimated number of new interconnect lines to be installed by the Companies during such period as set forth in the Operating Plan by (b) $600. For purposes of computing the foregoing amount, the estimated number of interconnect lines to be installed in any partial month during such period shall be prorated based on the number of days that are actually within such period (and rounded to the nearest whole number). For example, if this Agreement is executed on March 26, 1998 and the Closing Date is June 15, 1998, the estimated number of new interconnect lines would be equal to two hundred thirty-eight (238), assuming that the estimated number of such lines to be installed in March, April, May and June are 48, 48, 120 and 120, respectively.

      "NETWORK" shall mean each competitive local exchange network owned or operated by a Company.


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      "NON-DISCLOSURE AGREEMENT" means the Non-Disclosure Agreement between
ATI and DCC dated December 1997.

      "NONCOMPETITION AGREEMENT" means the Noncompetition Agreement between the Buyer and Mr. Ron Henriksen the form of which is attached as EXHIBIT A.

      "OPERATING PLAN" means the planned (though not projected) additions of new customers and capital expenditures for the period January 1, 1998 through June 30, 1998 attached hereto as EXHIBIT B.

      "ORDERS" means all judgments, injunctions, orders, rulings, decrees, directives, notices of violation or other written requirements of any Governmental Authority or arbitrator having competent jurisdiction in the matter, including a bankruptcy court or trustee.

      "OTHER BUYER AGREEMENTS" means the Noncompetition Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement and the other documents and instruments executed and delivered by the Buyer pursuant to this Agreement.

      "OTHER PARTY" has the meaning given it in SECTION 2.8(c).

      "OTHER SELLER AGREEMENTS" means the Noncompetition Agreement, the Deposit Escrow Agreement, the Indemnification Escrow Agreement and the other documents and instruments executed and delivered by the Sellers pursuant to this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "PERMITS" means all permits, licenses, consents, franchises, tariffs, authorizations, approvals, privileges, waivers, exemptions, variances, exclusionary or inclusionary Orders and other concessions, whether governmental or private, including, without limitation, those relating to telecommunications, environmental, public health, welfare or safety matters.

      "PERMITTED ENCUMBRANCES" means (i) any Encumbrance for taxes and assessments not yet past due or otherwise being contested in good faith for which appropriate reserves have been established on the Closing Balance Sheet, (ii) any Encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business (excluding in any event indebtedness for borrowed money and capital lease obligations), (iii) any Encumbrance affecting real property that does not materially interfere with the use by Sellers of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installation of public utilities, minor title imperfections and other similar Encumbrances), and (iv) any Encumbrance set forth on SCHEDULE 4.8(a).

      "PERSON" means an individual, and a partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, Governmental Authority or other entity.


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      "PREMISES" means the real property, buildings and improvements on such real property constituting the business premises of each of the Companies as described on SCHEDULE 4.8(b).

      "PUC" means the Public Utilities Commission of Texas and any public utilities commission of any other state that has supervisory powers over the Companies.

      "PURCHASE PRICE" has the meaning given in SECTION 2.2.

      "REQUIRED APPROVAL" has the meaning given in SECTION 10.1(c).

      "RIGHT" means any right, property interest, concession, patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

      "SCHEDULES" means the disclosure schedules to this Agreement.

      "SELLER" and "SELLERS" have the meanings given in the preamble to this Agreement.

      "SELLER INDEMNIFYING PARTIES" has the meaning given in SECTION 9.4.

      "SELLERS' AGENT" means Mr. Ron Henriksen, an individual.

      "SHARES" means all of the issued and outstanding capital stock of each of the Companies.

      "STATE ACT" shall mean the law of any state in which any Company does business that governs the provision of telecommunications services within such state, and as implemented by the applicable PUC or any court of competent jurisdiction.

      "SURVIVAL PERIOD" shall have the meaning given the term in SECTION 11.1.

      "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, or any escheat obligations including any interest, penalty or addition, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment to any of them, and including any amendment of any of them.

      "THIRD PARTY CLAIM" has the meaning given in SECTION 9.3(a).

      "WORKING CAPITAL ESTIMATE" has the meaning given in SECTION 2.4.


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2.    PURCHASE AND SALE OF STOCK

      2.1. PURCHASE OF STOCK. Subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell to Buyer, and Buyer agrees to purchase from the Sellers, all of the Shares, free and clear of any Encumbrances or Tax, for the consideration specified in SECTION 2.2.

      2.2. PURCHASE PRICE PAYMENT. The aggregate purchase price for the Shares is One Hundred Thirty Million Dollars ($130,000,000) (the "BASE PRICE"), as adjusted in accordance with SECTIONS 2.4 and 2.6, payable in cash or immediately available funds as provided in this Agreement (as adjusted, the "PURCHASE PRICE"). For purposes of allocating the Purchase Price among the Shares issued by both Companies, the sales price of the Shares issued by ATNS shall be equal to the net book value of ATNS, as reflected on its Closing Date Balance Sheet. The sales price of the Shares issued by ATI shall be equal to the Purchase Price less the aggregate sales price of the Shares issued by ATNS.

      2.3. DEPOSIT. Buyer has previously deposited as a good faith deposit Five Million Dollars ($5,000,000) (the "DEPOSIT") with CoreStates Bank, N.A. (the "ESCROW AGENT"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement, as amended by Amendment No.1 thereto dated as of the date hereof, an executed copy of which is attached hereto as EXHIBIT C (the "DEPOSIT ESCROW AGREEMENT"). If the Closing occurs, then (a) as provided in SECTION 2.4, the Deposit shall be held as the Indemnification Escrow Payment pursuant to SECTION 2.4 and (b) all earnings on the Deposit shall be paid to Sellers pursuant to the Deposit Escrow Agreement, and Buyer will receive a credit against the Purchase Price for such amounts. If Sellers' Agent terminates this Agreement in accordance with SECTION 10.1(d)(i), then Sellers shall be entitled to the Deposit and all earnings on the Deposit; provided, however, that in addition Sellers will have and be entitled to pursue any and all remedies, it being understood that the Deposit and earnings thereon will be paid to them in exchange for their agreements set forth in SECTION 6.8 for the period prior to the date of such termination; provided, however, Sellers shall not be entitled to recover Damages in excess of a total of $15,000,000 (less the Deposit and earnings thereon paid to Sellers) from the Buyer with respect to Buyer's failure to consummate the transactions contemplated hereby. If this Agreement is terminated other than by Sellers' Agent pursuant to SECTION 10.1(d)(i), the Deposit and all earnings thereon shall be paid to Buyer. All payments by the Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

      2.4. PAYMENT OF PURCHASE PRICE. At the Closing, Buyer will pay the Base Price by wire transfer of immediately available funds to Sellers at Closing in accordance with the relative ownership percentages of the Sellers set forth on SCHEDULE 4.3(b), subject to the following adjustments:

      (a) the Buyer and the Sellers will direct the Escrow Agent to hold from the Deposit, and the amount payable to Sellers at Closing shall be reduced by, an amount equal to Five Million Dollars ($5,000,000) (the "INDEMNIFICATION ESCROW PAYMENT"), which Indemnification Escrow Payment shall be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement substantially in the form of EXHIBIT D attached hereto (the "INDEMNIFICATION ESCROW AGREEMENT"); and

      (b) at Closing, the Sellers will provide Buyer with an estimate of the Adjusted Net Working Capital as of the Closing Date (the "WORKING CAPITAL ESTIMATE"). To the extent that the same is less than zero, the amount paid to Sellers at Closing will be reduced; to the extent the same is more than zero, the amount paid to Sellers at Closing will be increased.

      As provided in the Indemnification Escrow Agreement, amounts held by the Escrow Agent pursuant thereto will be paid to the Sellers to the extent not required to satisfy amounts paid in connection with indemnification claims. Payments to Sellers pursuant to the Indemnification Escrow Agreement shall be treated as a payment of a deferred portion of the Purchase Price.

      2.5. CLOSING BALANCE SHEET. Within sixty (60) Business Days after the Closing Date, an audited combined balance sheet for the Companies will be prepared as of the Closing Date along with a supplemental computation of the Net Investment Amount (collectively, the "CLOSING DATE BALANCE SHEET") and delivered to the Buyer and the Sellers' Agent. The Closing Date Balance Sheet will be prepared by Price Waterhouse, L.L.P. in accordance with GAAP (except that the supplemental computation of the Net Investment Amount will be prepared in accordance with procedures proposed by Sellers, subject to acceptance by Buyer, which acceptance will not be unreasonably withheld).
The Buyer and the Sellers will each pay one-half of the fees and expenses of such accounting firm.

      2.6. ADJUSTMENT TO THE PURCHASE PRICE; PROCEDURE. Following delivery of the Closing Date Balance Sheet in accordance with SECTION 2.5, the Purchase Price will be adjusted as follows:

      (a) Within fifteen (15) Business Days after receipt of the Closing Date Balance Sheet, the Buyer or the Sellers' Agent, as the case may be, may in a written notice to the other object to the Closing Date Balance Sheet by describing in specific detail any proposed adjustments to same and the amounts of and reasons for such proposed adjustments. The failure by the Buyer or the Sellers' Agent to object to the Closing Date Balance Sheet within such fifteen (15) Business Day period shall be deemed to be an acceptance by such Person of the Closing Date Balance Sheet.

      (b) If any adjustments to the Closing Date Balance Sheet are proposed, the Buyer and the Sellers' Agent will negotiate in good faith to resolve any dispute, provided that if the dispute is not resolved within ten (10) Business Days following the receipt of the proposed adjustments described in
SECTION 2.6(a), the Buyer and the Sellers' Agent will retain a mutually acceptable nationally recognized "Big Six" independent public accounting firm to resolve such dispute, which resolution will be final and binding. The fees and expenses of any such accounting firm will be shared equally by the Buyer and the Sellers, and such accounting firm will be retained by a retention letter executed by the parties that (i) specifies that the determination by said firm of any such disputes concerning the Closing Date Balance Sheet will be resolved in accordance with GAAP (except that the supplemental computation of the Net Investment Amount will be

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prepared based upon the agreed upon procedures proposed by Sellers, subject to acceptance by Buyer (which acceptance will not be unreasonably withheld)) within twenty (20) Business Days of the expiration of the ten (10) Business Day period described in this paragraph and (ii) attaches the written positions of each party (which position, which in the case of the objecting party, shall consist of its written notice delivered to the other party pursuant to SECTION 2.6(a)).

      (c) Within twenty (20) Business Days after the later of acceptance of the Closing Date Balance Sheet by the Buyer and the Sellers' Agent or the resolution of any disputes, then to the extent that the estimated Adjusted Net Working Capital set forth in the Working Capital Estimate is different from the Adjusted Net Working Capital as set forth on the Closing Date Balance Sheet, the Purchase Price will be appropriately adjusted, and Buyer will pay Sellers, or Sellers will pay Buyer, the amount of the underpayment or overpayment of the Purchase Price, respectively, as the case may be. Amounts due to Buyer pursuant to this SECTION 2.6(c) will be paid out of the funds held pursuant to the Indemnification Escrow Agreement. Amounts due to Sellers pursuant to this SECTION 2.6(c) will be paid by Buyer by wire transfer of immediately available funds in accordance with the relative ownership percentages of the Sellers set forth on SCHEDULE 4.3(b).

      (d) If the Sellers shall have been unable to obtain any legally required consent from any PUC (other than the consent of the Texas Public Utilities Commission, which must be obtained prior to the Closing) on or before by July 31, 1998, with respect to each state in which such consent has not been obtained from such state's public utilities commission and in which the Buyer wishes for the Companies to continue to conduct their business, the amount payable to the Sellers will be reduced by an amount equal to the product of (i) the Base Price multiplied by (ii) a fraction, the numerator of which is the aggregate revenues earned by the Companies in such state during January 1998, and the denominator of which is the aggregate revenues earned by the Companies during January 1998, which were $5,150,415. Any amount due to Buyer pursuant to this SECTION 2.6(d) will be paid out of the funds held pursuant to the Indemnification Escrow Agreement.

      2.7. TAXES, ETC. The Sellers will pay all income, sales, use, transfer, licensing, recording, stamp and other Taxes, fees and charges payable as a result of the sale and transfer of the Shares to the Buyer pursuant to this Agreement.

      2.8.  ASSET PURCHASE TREATMENT.

      (a) (i) Buyer and the Sellers agree that, for federal Tax purposes, the purchase and sale of the Shares pursuant to this Agreement shall be treated as a purchase and sale of the assets of each Company in accordance with the provisions of Code Section 338 generally and Code Section 338(h)(10) specifically. Buyer, Sellers and the Sellers' Agent agree to make timely all elections (and to cause the Companies to make such elections, as applicable) necessary to carry out the provisions of this SECTION 2.8(a)(i) and to report the purchase and sale of the Shares consistent with the preceding sentence and in accordance with the provisions of this SECTION 2.8.

            (ii) Buyer and the Sellers agree that, for state income Tax purposes, the purchase and sale of the Shares shall be treated as a purchase and sale of the assets of each Company to the greatest extent permitted by applicable law. Buyer and the Sellers agree to make timely all elections (and to cause the Companies to make such elections, as applicable) necessary to carry out the provisions of this SECTION 2.8(ii) and to report the purchase and sale of the Shares consistent with the preceding sentence and in accordance with the provisions of this SECTION 2.8.

      (b) Buyer and the Sellers hereby agree that the fair market value of the Assets of each Company for purposes of allocating the consideration to be paid for, and the amount realized on the sale of, the Assets, in accordance with the provisions of Code Section 1060(a), shall be no greater than the net tax book value of the Assets as of the Closing, and which amounts are set forth in SCHEDULE 2.8. The fair market valuations of the Assets of the Companies agreed upon pursuant to this SECTION 2.8(b) shall be the fair market valuations of such Assets for Tax purposes and shall be binding upon the Sellers and Buyer as provided in this Agreement. The consideration in excess of the net tax book value of the Assets will constitute purchased goodwill.

      (c) Neither the Sellers nor Buyer nor any Affiliate of the Sellers or Buyer shall take a position in any tax proceeding, tax audit or otherwise inconsistent with the fair market values described in the preceding paragraph; provided, however, that nothing contained herein shall require the Sellers or Buyer to contest any challenge to such values beyond, or otherwise than by the exhaustion of, administrative remedies before any taxing authority or agency, and neither the Sellers nor Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority or agency which challenges such fair market values. In the event that any claim shall be made by any taxing authority against either Buyer or any Company, on the one hand, or the Sellers, on the other hand, that, if successful, would have the effect of altering such fair market values, then the party that is the subject of such claim (the "INVOLVED PARTY") shall give notice thereof to the other party (the "OTHER PARTY") in writing within ten Business Days thereof. Thereafter, the Involved Party shall have control of any contest relating thereto, but the Involved Party shall consider in good faith any request or suggestion by the Other Party for any conference, hearing or proceeding relating to such contest, shall (to the extent it is feasible to do so) permit the Other Party to participate therein at such Other Party's expense and shall not object to such Other Party's submission of briefs and memoranda of law relating thereto, and shall provide the Other Party with any relevant information reasonably requested by such Other Party.

      (d) Buyer and the Sellers each agree to prepare and file (and cause the Companies to file, as applicable) all Internal Revenue Service forms and the required schedules thereto, and all requisite State and local forms and schedules (the "FORMS") required to be filed by either or both of them (or any Company) providing for the treatment of the purchase and sale of the Shares as purchases and sales of the Assets of the Companies in accordance with the provisions of SECTION 2.8(a). Buyer shall request in writing from the Sellers, or the Sellers shall request in writing from Buyer, any information (reasonably with the knowledge or possession of the Person from whom requested) necessary to complete the Forms, which information shall be provided no later than thirty days following any such request. All such Forms shall be prepared consistent with the fair market valuations of the Assets determined under SECTION 2.8(b).

3.    CLOSING

      3.1. CLOSING DATE. The transactions contemplated by this Agreement and delivery of Shares referred to in SECTION 1 hereof (hereinafter referred to as the "CLOSING") shall take place within two (2) Business Days after the satisfaction or waiver of all conditions set forth in SECTIONS 8.1 and 8.2, at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., or at such other time, place and date as Buyer and the Sellers may mutually agree (the "CLOSING DATE").

      3.2. DELIVERIES AT THE CLOSING. At the Closing, (a) the Sellers will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in SECTION 8.1, (b) the Buyer will deliver to the Sellers the certificates, instruments and documents referred to in SECTION 8.2, and (c) the Buyer will pay and deposit the Purchase Price and the Indemnification Escrow Payment in accordance with SECTION 2.4.

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers, severally (but not jointly) represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

      4.1. VALID EXISTENCE; GOOD STANDING, ETC. Each of ATI and ATNS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to own, lease and operate its respective properties, to carry on its respective business as such business is now being owned, leased and operated and to enter into and perform its obligations under this Agreement and the Other Seller Agreements. Each Company is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification. The jurisdictions in which each Company is licensed or qualified to do business as a foreign corporation are set forth on SCHEDULE 4.1. None of the Companies owns any equity or other interest issued by any corporation, partnership or other Person. Copies of the Articles of Incorporation (certified by the Secretary of State of the State of Texas) and Bylaws, as amended, of each Company are all attached hereto as part of SCHEDULE 4.1. Copies of all minutes of all meetings (or written consents in lieu of meetings) of the boards of directors (and all committees thereof) and Shareholders of each Company have been provided to Buyer, and are correct and complete.

      4.2.  AUTHORIZATION; NON CONTRAVENTION.

      (a) Each Seller has full legal right, power and authority to enter into this Agreement and the Other Seller Agreements to which it is a party. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and the Other Seller Agreements when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of, and will be enforceable in accordance with their respective terms against, each Seller.

      (b) Except as set forth on SCHEDULE 4.2(b), no consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person pursuant to the terms of a Contract is necessary, on the part of the Sellers or the Companies, in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

      (c) Except as set forth on SCHEDULE 4.2(b), 4.2(c), 4.8(b) or 4.9, the execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated thereby will not (i) violate any Legal Requirement to which any Company or any Seller is subject (assuming the consents and approvals referred to in SECTION 4.2(b) are received); (ii) violate or conflict with, result in the loss of any benefit under, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, result in the creation of any Encumbrance upon any of the Shares or the assets or properties of any Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract; (iii) permit the acceleration of the maturity of any indebtedness or any other obligation of any Seller or any Company or indebtedness or obligation secured by their respective assets or properties; (iv) violate or conflict with any provision of any of the charter, by-laws or similar organizational instruments of any Company; or (v) violate any judgment, injunction, order or decree applicable to the Sellers, any Company or their respective properties or assets.

      4.3.  CAPITALIZATION.

      (a) The authorized and issued capital stock of each Company is as set forth on SCHEDULE 4.3(a). There are no accrued dividends or other amounts due and owing with respect to the Shares. There are no authorized or outstanding stock appreciation, phantom stock or similar rights with respect to any Company. Except as contemplated by SCHEDULE 4.3(a) or SECTION 11.16, there are no voting trusts, voting agreements, proxies or other agreements or understanding with respect to any capital stock of any Company. There is no authorized or outstanding security convertible into or exchangeable for any unissued shares of any of the Companies' capital stock or any treasury stock, and no Company has agreed to issue any security so convertible or exchangeable or any such option, warrant or other right. Except as disclosed in SCHEDULE 4.3(a), there are no existing rights of first refusal, preemptive rights, buy-sell arrangements, options, warrants, rights, calls or other commitments or restrictions of any character relating to any of the Shares, except those restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws.

      (b) The Sellers own, beneficially and of record, free and clear of any Encumbrance or Tax, all of the issued and outstanding capital stock of the Companies, in such amounts as set forth on SCHEDULE 4.3(b). All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable with no personal liability attaching to the ownership of such stock.

      4.4.  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

      (a) The Sellers have delivered to the Buyer true and complete copies of each Company's (i) audited balance sheets and related statements of income, Sellers' equity and cash flows for and as of the years ended December 31, 1996 and December 31, 1997 and all notes and schedules to such balance sheets and (ii) unaudited balance sheet and related statements of income at and as of the monthly period ending January 31, 1998 (the balance sheet as of January 31, 1998 being referred to herein as a "JANUARY BALANCE SHEET") (collectively, and including any footnotes to such audited statements, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP in accordance with each Company's historical accounting practices (except for changes noted in the footnotes thereto or in SCHEDULE 4.5) and applied on a consistent basis throughout the periods covered and present fairly each Company's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Copies of the financial statements described herein are attached as SCHEDULE 4.4(a).

      (b) Other than as set forth in SCHEDULE 4.4(b), no Company had as of the date of the January Balance Sheet financial liabilities of any nature, whether absolute, accrued, contingent or otherwise, of the type that should be reflected on the January Balance Sheet, except for (i) liabilities that are reflected or reserved against in such Company's January Balance Sheet and
(ii) liabilities and obligations not required by GAAP to be reflected on a balance sheet and that individually or in the aggregate do not have, and are not reasonably be expected to have, a Material Adverse Effect.

      4.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, and except as disclosed in SCHEDULE 4.5, the Financial Statements or any other Schedule, no Company has (a) incurred any debt, indebtedness or other Liability, except in the ordinary course of business; (b) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (c) sold, leased, subleased, assigned or otherwise transferred any of its equipment or other assets or properties to another Person other than in the ordinary course of business, consistent with past practice; (d) changed in any significant manner the way in which it conducts business; (e) made any increase in the compensation payable or to become payable to the officers, directors or employees of such Company, except for periodic increases in base compensation for officers and employees made pursuant to compensation policies or practices consistent with that of prior years; (f) paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors, officers or employees except for bonuses or compensation deferrals made pursuant to policies or practices on a basis consistent with that of prior years; (g) amended, terminated, delayed, modified or cancelled any agreement, contract, lease or license outside the ordinary course of business, consistent with past practice; (h) engaged in any transaction with an Affiliate other than consistent with past practices; (i) canceled, waived or compromised any debts or claims, or waived any rights, not in the ordinary course of business; (j) made any distribution of any of its assets to any Affiliate other than distributions described on SCHEDULES 4.5 and 6.10; (k) suffered damage, destruction or other casualty loss, or forfeiture of, any property or assets, whether or not covered by insurance; (l) made any capital expenditures, additions or improvements or commitments for the same, except those which do not individually exceed $125,000; (m) made any change in accounting procedures or practices; (n) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Encumbrance; (o) entered into any agreement or arrangement granting any rights to purchase or lease any of its assets, properties or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets, properties or rights; (p) suffered any other significant occurrence, event, or transaction outside the ordinary course of business consistent with past practice, and other than occurrences, events or transactions affecting other companies in the markets of the Companies generally; or (q) entered into any contract or commitment to do or permit any of the foregoing matters described in this SECTION 4.5.

      4.6. BUSINESS. Each Company will own as of the Closing Date, free and clear of any Encumbrances, the Networks set forth opposite such Company's name on SCHEDULE 4.6 attached hereto. SCHEDULE 4.6 describes for each Network, (a) a description of its service area, (b) the number of access lines or access line equivalents maintained with respect to such Network as of the date hereof, and (c) the number of billed long distance minutes of use billed with respect to such Network for the 1997 calendar year and the first month of 1998. SCHEDULE 4.6 also describes (y) the invoice history report as of January 31, 1998 with respect to the twenty (20) largest customers of the Companies taken as a whole that were invoiced during January 1998; and (z) the accounts receivable aged invoice report as of January 31, 1998 reflecting all open invoices to such twenty (20) largest customers of the Companies taken as a whole invoiced as of January 31, 1998. As of the date of this Agreement, at least ninety-five percent (95%) of the revenues of the Companies derive from the provision of telecommunication services to business customers, the Companies have at least 15,500 active business customers in the aggregate, and less than one-half of one percent (.5%) of the revenues of the Companies are derived from the provision of telecommunication services to wholesale customers.

      4.7.  TAX MATTERS.

      (a) Each of the Companies has timely filed all Tax Returns required to be filed. All such Tax Returns are correct and complete in all material respects. All Taxes owed by each Company and by each Seller (whether or not shown on any Tax Return) have been paid or reserved for payment on the Financial Statements for periods ending on or before the date of the Financial Statements. Except as disclosed on SCHEDULE 4.7(a), no Company and no Seller has requested any extension of time within which to file any Tax Return, which has not since been filed. Except as disclosed on SCHEDULE 4.7(a), no claim has ever been made by an authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Company or any Seller that arose in connection with any failure (or alleged failure) to pay any Tax that is due and payable but remains unpaid.

      (b) Each of the Companies has complied (and until the Closing Date will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable laws.

      (c) Except as disclosed on SCHEDULE 4.7(c), there is no pending or, to the knowledge of Sellers, threatened dispute or claim concerning any Tax Liability of any Company or of any Seller. SCHEDULE 4.7(c) lists all federal, state, local and foreign income Tax Returns filed with respect to each Company for taxable periods ended on or after December 31, 1991, identifies those Tax Returns that have been audited and identifies those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies filed or assessed against or agreed to by each Company since December 31, 1991. Except as set forth on
SCHEDULE 4.7(a), (c) or (g), no action, suit, proceeding, audit, investigation or claim is pending or, to the knowledge of Sellers, threatened by any Governmental Authority regarding any Taxes or any Tax Return of the Companies (except as set forth in such Schedule). Except as set forth on
SCHEDULE 4.7(c), no examination of any Tax Return of the Company is currently in progress.

      (d) No Company and no Seller has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e)   No Company and no Seller has ever filed a consent pursuant to
Section 341(f) of the Code (or any comparable state, local or foreign tax provision) relating to collapsible corporations. No Company has made any payments, is not obligated to make any payments and is not a party to any agreement or arrangement that separately or in the aggregate could obligate it to make any payments that will not be deductible under Code Section 280G or Section 162. No Company is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each Company disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 (or former Code Section 6661). No Company is or has been a party to any Tax allocation or sharing agreement. With respect to tax periods beginning on or after February 1, 1989, no Company is or has been a member of an Affiliated Group filing a consolidated federal income Tax Return and no Company has Liability for the Taxes of any Person (other than such Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (f) Each of the Companies has made an election to be treated as an S Corporation as defined in Code Section 1361(a) (and any similar provision of any applicable law) and will continue to be an S Corporation until the Closing Date. The date of the filing and the effectiveness of the S Corporation election on U.S. Treasury Form 2553 for each Company is set forth on SCHEDULE 4.7(f).

      (g) Such election has been in full force and effect for all taxable years beginning on February 1, 1989 and shall remain in full force and effect through the Closing Date. Except as set forth on SCHEDULE 4.7(g), beginning with the Company's taxable year ending on December 31, 1989, the Shareholders and each of the Companies have filed all federal, state, foreign and locate income tax returns reporting income and operations of the Company based on the status of the Company as an S Corporation within the meaning of Section 1361 of the Code (or such similar state, local or foreign provision).

      (h) None of the assets of either Company contain built-in gain (as defined in Section 1374 of the Code) which would subject either of the Companies to tax under Section 1374 of the Code.

      (i) No power of attorney has been granted by any Company with respect to any matter relating to Taxes which is currently in force.

      (j) Each of the Sellers who is a natural person is a resident of the United States of America.

      (k) No property of either Company is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Section 168 of the Code.

      (l) Neither of the Companies is required to include in income any adjustments pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Company and no such adjustment or change in accounting method has been proposed by any taxing authority.

      4.8.  ASSETS AND PROPERTIES.

      (a) Each Company has good title to (or, in the case of the Assets that are leased, valid leasehold interests in) the tangible Assets it uses regularly in the conduct of its business, free and clear of all Encumbrances other than Encumbrances listed on SCHEDULE 4.8(a), other than Permitted Encumbrances and other than Encumbrances accompanying leased property, which are not required to be disclosed on SCHEDULE 4.8(a). The Assets constitute all of the assets that were used in the Business that generated the revenues reflected in the Financial Statements. Except as disclosed on SCHEDULE 4.8(a), no officer, director, stockholder or employee of any Company owns, leases or has any rights in any of the assets.

      (b) SCHEDULE 4.8(b) lists the real property, buildings and improvements leased, occupied or otherwise used by each Company in its business (the "PREMISES"). The Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation of the Premises and have been occupied, operated and maintained in accordance with applicable Legal Requirements.

      (c) Neither Company owns real property, and the real property leased by the Companies has never been owned by either of the Companies.

      (d) SCHEDULE 4.8(d) lists all real property leases to which either Company is a party. Neither Company is in default under such real property leases in any respect, and the lease property has been maintained by the Company that leases such property in accordance in all respects with the requirements under each relevant lease.

      4.9.  MATERIAL CONTRACTS AND OBLIGATIONS.

      (a) SCHEDULE 4.9 lists, to the extent not reflected elsewhere in the Schedules, all of the outstanding contracts, leases, and commitments and other agreements entered into by any Company of the sort described below that are in writing and, except for clauses (iii), (vii), (ix), (x) and (xi) below, that require average monthly payments in excess of $15,000 during a twelve (12) month period or require payments in excess of $125,000 per year (collectively, the "CONTRACTS"):

            (i) each operating agreement, interconnection agreement, transit agreement, resale agreement and any other agreement with a telecommunications service provider;

            (ii) each Contract relating to the lease of or right to use (either as lessor or lessee) fiber optic cable or switches setting forth the names of the lessor and lessee, and a description of the property and property interest leased;

            (iii) all Contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred or incentive compensation, retirement or severance payments, profit-sharing, insurance or other benefit plans or programs for any officer, consultant, manager or employee any Company;

            (iv) all Contracts for construction or for the purchase of real estate, improvements, fixtures, equipment, machinery and other items that under GAAP constitute capital expenditures;

            (v) all Contracts relating to the rental or use of equipment, vehicles, other personal property or fixtures (other than the Contracts listed in clause (ii) of this SECTION 4.9(a));

            (vi) all Contracts relating in any way to direct or indirect indebtedness (whether secured or unsecured) of or to any Company, including but not limited to, indebtedness by way of lease or installment purchase arrangement, guarantee, reimbursement obligations pertaining to letters of credit, purchase price discount obligations, undertakings on which others rely in extending credit, or otherwise, and all mortgages, pledges, conditional sales contracts, chattel and purchase-money mortgages and other security arrangements with respect to any real estate, improvements, equipment, other personal property or fixtures, used or owned by any Company;

            (vii) all Contracts substantially restricting any Company from engaging in any line of business or competing with any Person or in any geographical area;

            (viii) all license agreements, either as licensor or licensee, other than licenses for software used for management information and general office tasks;

            (ix) all joint venture Contracts and other Contracts involving a sharing of profits, revenue or cash flow, including any such Contracts related to the sharing of revenue, profit or cash flow from the lease of fiber optic cable, but excluding any arrangements pursuant to which either Company is a party to an Affinity Arrangement;

            (x) all Contracts between either Company and any Affiliate of any Company (other than the Other Seller Agreements);

            (xi) all written Contracts of employment with any officer, consultant, manager or employee and any oral Contracts which are not terminable at will by a Company;

            (xii)  all Building Access Agreements; and

            (xiii) all Easements.

      (b) The Contracts are valid, in full force and effect, and enforceable in accordance with their respective terms for the period stated, except as such enforcement may be subject to (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or effecting creditors' rights and (ii) general principles of equity, including, without limitation, concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). No Company has repudiated any provision of any such Contract and no action or claim by any Company is pending or threatened to revoke, modify, terminate or render invalid any of such provisions. No Company is in breach or default in performance of any of its obligations under any Contract, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a Company, under any of the foregoing agreements that is continuing unremedied.

      4.10. INDEBTEDNESS TO AND FROM DIRECTORS, OFFICERS, AND OTHERS. Except as set forth on SCHEDULE 4.10, no Company is currently indebted to any of its directors, officers, or to any of their Affiliates, except for amounts due as salaries, wages or reimbursement of ordinary business expenses or routine employee advances for expenses not exceeding $125,000 in the aggregate for all such Persons and not exceeding $15,000 for any such Person and except for distributions in accordance with historic practices. Except as set forth on
SCHEDULE 4.10, no director, officer, or any Affiliate of any Company, is now, or on the Closing Date will be, indebted to such Company, except for ordinary business expense advances.

      4.11. SOLVENCY. No Company is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a substantial portion of its property, and the Sellers have no knowledge of any Person contemplating the filing of any such petition against either Company.

      4.12.  FCC AND STATE-RELATED REPRESENTATIONS.

      (a) Except as set forth on SCHEDULE 4.12(a), there is no outstanding or unresolved (i) application by any Company for any FCC or PUC authorization (including any renewal of any Permit), or (ii) complaint to the FCC or any PUC regarding any Company or any of its Permits, or (iii) pending or, to the knowledge of Sellers, threatened litigation, investigation, enforcement proceeding, or other inquiry, by or before the FCC or any PUC against any Company or with respect to any of their Permits, including, without limitation, any notice of violation, any notice of apparent liability for forfeiture, or any forfeiture.

      (b) The Permits identified on SCHEDULES 4.12(b), 4.13(c), (d) or (e) hereto include all of the Permits required by the Federal Communications Act or any State Act for the operation of the business of the Companies as the same is currently being operated. Each such Permit is validly outstanding and effective and has been renewed (as applicable) by the FCC or any PUC without condition for a full term in accordance with the Federal Communications Act or any State Act. Except as set forth on SCHEDULES 4.12(b) or 4.13(c), (d) or (e), there are no modifications, amendments or revocations of any Permit pending or, to the knowledge of Sellers, threatened.

      4.13.  LITIGATION; COMPLIANCE WITH APPLICABLE LAWS, RIGHTS AND PERMITS.

      Except with respect to matters described in SECTIONS 4.7, 4.8(b), 4.12,
4.16 and 4.18:

      (a) There is no outstanding Order against, nor, except as set forth on SCHEDULE 4.13(a), is there, nor has there been at any time since December 31, 1996, any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending against any Company, its properties or business or relating to the transactions contemplated by this Agreement.

      (b) Except as set forth in SCHEDULE 4.13(a) or 4.13(b), the Companies and their Assets (including their Premises, facilities, machinery and equipment and the use thereof) are not in violation of any applicable Legal Requirement or Right in any respect. There is no pending notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement by the Companies in any respect.

      (c) SCHEDULE 4.13(c) lists all of the states in which intrastate long distance service is being provided by each of the Companies. SCHEDULE 4.13(c) also lists all of the certificates of Public Convenience and Necessity, or their equivalent, issued by the applicable state regulatory commission in each state listed that grants each Company the authority to provide intrastate long distance service in such state. Each certificate listed in SCHEDULE 4.13(c) is valid and effective. No Company is in violation of any of the terms and conditions of any of the certificates listed in
SCHEDULE 4.13(c). For each state listed in SCHEDULE 4.13(c), each Company has filed all required regulatory reports and other filings, including tariff filings, and has paid all annual and other regulatory fees, surcharges, universal service fund payments, infrastructure fund payments and all other regulatory assessments, except as may be disclosed in SCHEDULE 4.13(c). True and complete copies of each such authorization have been delivered to the Buyer or provided to the Buyer for inspection.

      (d) SCHEDULE 4.13(d) lists all of the states and cities in which local exchange telecommunication services are being provided. SCHEDULE 4.13(d) also lists all of the state and municipal authorizations held by each Company that grants such Company authority to provide local exchange telecommunication service, including all franchises and right-of-way permits and agreements. Each authorization listed in SCHEDULE 4.13(d) is valid and effective, and no appeals of such authorizations are pending. No Company is in violation of any of the terms and conditions of any such authorization. With respect to each authorization listed in SCHEDULE 4.13(d), the appropriate Company has made all required regulatory reports and other filings, including tariff filings, and other regulatory assessments, including all E911 surcharges, except as may be disclosed in SCHEDULE 4.13(d). True and complete copies of each such authorization have been delivered to the Buyer or provided to the Buyer for inspection.

      (e) SCHEDULE 4.13(e) lists all authorizations held by each Company with respect to the provision of interstate and international telecommunications services, including authority granted under Section 214 of the Communications Act to provide international telecommunications services, and all radio licenses issued by the FCC to each Company. Each such authorization is valid and effective, and no Company is in violation of any of the terms, conditions and requirements of such authorizations. Each Company has made all required regulatory reports and other filings with the FCC, including tariff filings, and has paid all annual and other regulatory fees, surcharges and other regulatory assessments, except as may be disclosed in SCHEDULE 4.13(e). True and complete copies of each such authorization have been provided to the Buyer for inspection.

      (f) SCHEDULE 4.13(f) lists all of the tariffs currently on file with any state regulatory commission or the FCC, or both, covering each Company's intrastate, local exchange, interstate and international telecommunications services. Such tariffs are valid and effective, and the rates, terms and conditions, and services listed in such tariffs are the only rates charged and services being provided by each Company, except as may be disclosed in
SCHEDULE 4.13(f). True and complete copies of each such tariff have been delivered to the Buyer or provided to the Buyer for inspection.

      4.14.  INSURANCE.

      (a) SCHEDULE 4.14(a) contains an accurate and complete list of all insurance policies of the Companies presently in effect. All premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by the Companies with respect to any such policy. Such policies are valid, outstanding and enforceable, and provide types and amounts of insurance customarily obtained by businesses in the same industry as the Companies.

      (b) SCHEDULE 4.14(b) sets forth a list of all claims greater than $130,000 that have been made by any Company during the last three years pursuant to any insurance policy applicable to any Company, other than (i) claims made pursuant to health insurance policies and (ii) claims for worker's compensation.

      4.15. LABOR MATTERS. SCHEDULE 4.15 sets forth an accurate list of all officers, full-time employees who are entitled to receive employee benefits and are eligible to take vacations, and directors of each Company and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensations respectively) of such officers, employees and directors. No Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by the date hereof or amounts required to be reimbursed by them to the date hereof. In addition, no Company is bound by or subject to (and none of the assets or properties of any Company is bound by or subject to) any agreement with any labor union, and no labor union has, to the knowledge of the Sellers, sought to represent any of the employees, representatives or agents of any Company. Except as set forth on SCHEDULE 4.15, there are no pending or, to the knowledge of the Sellers, threatened
(a) employment discrimination (including age, racial or handicapped discrimination) charges or complaints against or involving any Company, before any federal, state or local board, department, commission or agency or
(b) unfair labor practice charges or complaints, disputes or grievances affecting any Company.

      4.16.  ENVIRONMENTAL MATTERS.

      (a) Each Company has conducted and is conducting its business and operations, and has occupied, used and operated the Premises, in compliance with all Environmental Obligations so as not to give rise to any liability under any Environmental Obligations.

      (b) Neither Company has performed any act or made any omission with respect to the occupation, use or operation of the Premises, or with respect to any real estate formerly owned, leased or occupied by such Company, which could give rise to any liability under any Environmental Obligations. There are no outstanding, pending or, to the knowledge of the Sellers, threatened Orders of any kind against any Seller concerning any Environmental Obligations. There are no actions, suits, or administrative, arbitration or other proceedings pending or, to the knowledge of the Sellers, threatened against any Company at law or in equity with respect to any Environmental Obligations.

      (c) Neither Company has generated, stored, transported or disposed of any Hazardous Materials except in accordance with applicable Legal Requirements and Environmental Obligations, and all waste materials generated as part of the business of each Company have been stored, transported and disposed of in accordance with applicable Legal Requirements and Environmental Obligations.

      (d) No underground or above ground storage tanks (i) have been during the period of the Company's occupancy located on the Premises or (ii) were located on other real estate formerly owned, leased or occupied by any Company during the time of such ownership, lease or occupation by such Company.

      4.17. INTELLECTUAL PROPERTY. Except as set forth on SCHEDULE 4.17, each Company owns or has the legal right to use the Intellectual Property used by such Company in connection with its business. The continued operation of the business of such Company as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the knowledge of Sellers, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any Company. Except as set forth on SCHEDULE 4.17, no Company has granted any license, sublicense or permission with respect to any Intellectual Property owned or used in such Company's business.

      4.18.  BENEFIT PLANS; ERISA COMPLIANCE.

      (a) SCHEDULE 4.18(a) hereto contains a true and complete list of (i) each material, written plan, contract or agreement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, which is now sponsored, maintained, contributed to or required to be contributed to by any Company or any ERISA Affiliate or pursuant to which any Company or any ERISA Affiliate has or may have any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (each, a "Company Benefit Plan"); and (ii) each written management, employment, bonus, option, equity (or equity related), severance, consulting, non-compete, confidentiality or similar agreement or contract, pursuant to which any Company or any ERISA Affiliate has any liability, contingent or otherwise, to any Employee or director of any Company (each, an "Employee Agreement"). Except as identified on SCHEDULE 4.18(a), neither a Company, nor any ERISA Affiliate, currently sponsors, maintains, contributes to, or is required to contribute to, nor has any Company or any ERISA Affiliate ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any "multiemployer plan" (as defined in ERISA Section 3(37)) or (ii) any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any such Employee upon his or her retirement or termination of employment, except as required by Section 4980B of the Code or similar state law.

      (b) "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of any "affiliated service group" with or otherwise required to be aggregated with, any Company as set forth in
Section 414(b), (c), (m) or (o) of the Code.

      (c) The Sellers have provided to Buyer current, accurate and complete copies of all documents embodying each Company Benefit Plan and each Employee Agreement, including all amendments thereto, trust or funding agreements relating thereto (if any), the three most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), summary annual reports, the most recent determination letter (if any) received from the Internal Revenue Service ("IRS"), the most recent summary plan description (with all material modifications) (if any), if any Company Benefit Plan is funded, the most recent annual and periodic accounting of assets of such Company Benefit Plan, and, subject to laws relating to confidentiality of employee information, all written communications (other than correspondence relating to routine benefits claims) to any such Employee relating to any Company Benefit Plan or Employee Agreement. Neither the Sellers nor any Company has communicated to any employees or other persons any additional Company Benefit Plan not set forth in SCHEDULE 4.18(a) or any change or termination of any existing Company Benefit Plan.

      (d) Except as set forth on SCHEDULE 4.18(d), with respect to each Company Benefit Plan and Employee Agreement (i) each Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under each Company Benefit Plan and Employee Agreement and neither any Company nor any ERISA Affiliate is in default in any material respect under or in violation in any material respect of, any Company Benefit Plan; (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department;
(iii) each Company Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified and a determination letter that includes any new or modified requirements under the Tax Reform Act of 1986 and subsequently enacted legislation that amended the Code has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code or the period for filing an application for such determination letter has not yet expired and no circumstances exist which would adversely affect this qualification or exemption; (iv) no "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan nor has any fiduciary (as defined in Section 3(21) of ERISA) incurred any liability for breach of any fiduciary duty under Title I of ERISA (including but not limited to Sections 409 and 502 of ERISA) or any liability under Title IV of ERISA; (v) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Sellers, threatened or anticipated (other than routine claims for benefits) against a Company or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan; (vi) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (vii) each Company Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Company or any ERISA Affiliate; and (viii) no Company Benefit Plan is under audit or investigation by the IRS or the Department or the PBGC, and no such audit or investigation is pending or, to the knowledge of the Sellers, threatened.

      (e) Except as set forth on SCHEDULE 4.18(e), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events)
(i) constitute an event under any Company Benefit Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee of any Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of any Company or the Buyer to amend or terminate any Company Benefit Plan or any Employee Agreement.

      (f) Except as set forth on SCHEDULE 4.18(f), the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Company Benefit Plan or any Employee Agreement. The consummation of any transaction contemplated by this Agreement will not result in any (i) payment (whether of severance pay or otherwise) becoming due from any Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Company Benefit Plan or any Employee Agreement being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by any Company, directly or indirectly, to any person that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      (g) No Company nor any ERISA Affiliate sponsors, maintains or contributes to (or has an obligation to contribute to) or, at any time within the five (5) consecutive calendar year period immediately preceding the first day of the calendar year in which the Closing Date occurs, previously sponsored maintained or contributed to (or had an obligation to contribute to) any defined benefit plan described in Section 3(35) of ERISA or Section 414(j) of the Code, or any other pension benefit plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
 No Company nor any ERISA Affiliate participates in, contributes to or has an obligation to contribute to any multiemployer plan as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code. At no time during the five (5) consecutive calendar year period immediately preceding the first day of the calendar year in which the Closing Date occurs, has any Company or any ERISA Affiliate participated in, contributed to or had an obligation to contribute to any such multiemployer plan as is described in the immediately preceding sentence. No Company nor any ERISA Affiliate provides post-retirement medical, health, disability or death protection coverage or contributes to or maintains any employee welfare benefit plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

      (h) No Company has and will not have any liability or obligation for Taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Company Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any ERISA Affiliate.

      4.19. BROKERS. Except for Daniels & Associates, L.P., the Companies have not engaged any agent, broker or other person acting pursuant to the express or implied authority of the Companies who is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Shares.

      4.20. DISCLOSURE. The representations and warranties set forth in this Section 4 do not contain any untrue statements of any material fact or omit to state a material fact necessary in order to make such representations and warranties, in light of the circumstances under which they were made, not misleading. Buyer acknowledges that the representations and warranties made in this Section 4 are the sole representations and warranties of the Sellers made hereunder, and the only representations and warranties upon which the Buyer shall be permitted to rely.

5.    REPRESENTATIONS OF BUYER

      Buyer represents and warrants to the Sellers that all of the following representations and warranties are true as of the date of the Agreement and shall be true at the time of Closing:

      5.1. VALID EXISTENCE. The Buyer is validly existing and in good standing under the laws of the State of Oklahoma and is duly authorized, qualified and licensed under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on its business.

      5.2.  AUTHORIZATION.

      (a) The Buyer has full legal right, power and authority to enter into this Agreement and the Other Buyer Agreements. The execution and delivery of this Agreement by Buyer, and the consummation by the Buyer of the transactions contemplated on its part by this Agreement and the Other Buyer Agreements, have been duly authorized by the Buyer's Board of Directors. No other corporate approvals on the part of the Board of Directors or shareholders of the Buyer are necessary to authorize the execution and delivery of this Agreement or the Other Buyer Agreements. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and the Other Buyer Agreements when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations, and will be enforceable in accordance with their respective terms against, the Buyer.

      (b) Except as set forth on Schedule 5.2(b), and except for such consents and approvals that are required by Governmental Authorities that have regulatory authority over the Companies or Sellers or under contracts to which any of the Companies or Sellers are a party, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in order for the Buyer to consummate the transactions contemplated by this Agreement and the Other Buyer Agreements.

      (c) The execution, delivery and performance of this Agreement and the Other Buyer Agreements and the consummation of the transactions contemplated thereby will not (i) violate any Legal Requirement to which the Buyer is subject in any respect (assuming the consents and approvals described in SECTION 5.2(b) are received); (ii) violate or conflict with, result in the loss of any benefit under, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, result in the creation of any Encumbrance upon any of the assets or properties of the Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any agreement to which the Buyer is a party or by which the Buyer or any of its assets or properties are bound;
(iii) permit the acceleration of the maturity of any indebtedness or any other obligation of the Buyer or indebtedness or obligation secured by its assets or properties; (iv) violate or conflict with any provision of any of the charter, by-laws or similar organizational instruments of the Buyer; or
(v) violate any judgment, injunction, order, decree applicable to the Buyer or its respective properties or assets.

      5.3. BROKERS. No broker, finder or other investment banker is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Buyer.

      5.4. INVESTMENT. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof, except in accordance with applicable federal and state securities laws.

      5.5.  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

      (a) The Buyer has delivered to Sellers true and complete copies of Buyer's (a) unaudited balance sheets and related statements of income, Buyer's equity and cash flows for and as of the years ended December 31, 1996 and December 31, 1997 and (b) unaudited balance sheet and related statements of income at and as of the monthly period ending January 31, 1998 (collectively, the "BUYER FINANCIAL STATEMENTS"). The Buyer Financial Statements have been prepared in accordance with generally accepted accounting principles in accordance with Buyer's historical accounting practices and applied on a consistent basis throughout the periods covered and present fairly Buyer's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Copies of the financial statements described herein are attached as SCHEDULE 5.5(a).

      (b) The Buyer did not have as of January 31, 1998 financial liabilities of any nature, whether absolute, accrued, contingent or otherwise, of the type that should be reflected on the balance sheet and related statements of income at and as of the monthly period ending January 31, 1998, except for (i) liabilities that are reflected or reserved against in such balance sheet and (ii) liabilities and obligations not required by generally accepted accounting principles to be reflected on a balance sheet and that individually or in the aggregate do not have, and are not reasonably be expected to have, a material adverse effect on the financial condition, assets, business or prospects of Buyer.

      5.6. INTERCOMPANY OBLIGATIONS. Neither Buyer nor any of its direct and indirect subsidiaries is indebted to, or has any liabilities or obligations of any kind whatsoever payable to, any Affiliate of Buyer other than Buyer and Buyer's direct and indirect subsidiaries. Any liabilities reflected on the Buyer Financial Statements as being owed to any such Affiliate other than Buyer and Buyer's direct and indirect subsidiaries have been contributed to the capital of Buyer.

6.    PRE-CLOSING COVENANTS

      The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      6.1. GENERAL. Each of the parties will use reasonable efforts to take all actions necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in SECTION 8) and the other agreements contemplated hereby.

      6.2. FINANCIAL STATEMENTS; INFORMATION. The Sellers covenant and agree that during the period after the execution of this Agreement and prior to the Closing, Sellers shall provide Buyer, within thirty (30) calendar days of the end of each calendar month, each Company's unaudited balance sheet and income statement for such month ("INTERIM FINANCIAL STATEMENTS"). The Interim Financial Statements will be prepared in accordance with GAAP in accordance with each Company's historical accounting practices (except for changes noted in the footnotes thereto) and will present fairly each Company's financial position, results of operations and changes in financial position, subject normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

      6.3.  GOVERNMENTAL APPROVALS.

      (a) Sellers covenant and agree to use their commercially reasonable efforts to obtain all governmental and third party consents and approvals necessary for the transfer to Buyer of the Shares, including consents required under any material Permit, contract or agreement to which a Seller or Company is a party. Buyer covenants and agrees that it will cooperate with Sellers, and do all things reasonably necessary to assist Sellers, to obtain all consents and approvals necessary for Seller to transfer the Shares to Buyer. Each of Buyer and Sellers hereby agrees to file the necessary forms with the FCC and the PUC that are required to be filed in connection with the transactions contemplated hereby as promptly as practical after the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Buyer shall provide all information relating to Buyer and its Affiliates required by Sellers in order to permit Sellers to complete any forms or applications to be submitted to the Texas Public Utilities Commission in connection with the conditions contemplated in SECTIONS 8.1(e)(i) AND (ii) and 8.2(e)(i) AND
(ii). Sellers will pay all filing fees in connection with any filings pursuant to this SECTION 6.3(a). In addition, the Sellers will make a good faith effort to obtain good standing certificates, dated within ten (10) calendar days prior to the Closing, from the Secretary of State of each state in which each Company is qualified or authorized to do business as a foreign corporation.

      (b) Sellers and Buyer shall each cooperate and use their reasonable efforts to prepare and file with the FTC and the Antitrust Division and other Governmental Authorities as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("HART-SCOTT ACT"). The parties agree to make the initial filing required under the Hart-Scott Act as promptly as practical following the date of this Agreement. Buyer shall pay all filing fees in connection with any filings pursuant to this SECTION 6.3(b).

      6.4.  ACCESS.

      (a) Buyer and its attorneys and agents, and until April 9, 1998, Buyer's sources of financing, shall have the right, during normal business hours, after reasonable notice (which may be oral) to Sellers and without undue disruption to the normal business activities of the Companies, to conduct a reasonable inspection of the properties of the Companies and to make abstracts and reproductions of all books and records of the Companies as Buyer may, from time to time reasonably request, including, without limitation, applications and reports to the PUC and FCC, financial information relevant to the business of the Companies, employee records, and engineering and environmental reports, and Sellers shall furnish Buyer with such information respecting the business of the Companies and shall provide reasonable access to the personnel of the Companies; provided, however, that while information regarding the identity of the customers of the Companies may be inspected by Buyer and its attorneys and agents (and, until April 9, 1998, by Buyer's sources of financing) at the Companies' offices, and under the supervision of Sellers' Agent, abstracts or reproductions of such customer information shall not be made by the inspecting parties; and provided further, Seller's Agent may in his sole discretion condition the granting of access to any information relating to either Company to any Person other than Buyer's attorneys and agents upon the execution and delivery by such Person of a non-disclosure agreement with the same terms as the Non-Disclosure Agreement in favor of the Companies.

      (b) Sellers shall allow Buyer the opportunity to conduct an engineering review of the Assets to confirm that the Assets comply with the PUC and FCC Permits and the Legal Requirements of the PUC and FCC and are otherwise in good condition and repair, reasonable wear and tear excepted.

      6.5. CONDUCT OF BUSINESS. From and after the date hereof and through the Closing Date, Sellers shall cause the Companies to:

            (a) operate their business in the ordinary course and in accordance with the PUC and FCC Permits, and comply in all material respects with all Legal Requirements applicable to the Companies, including the Legal Requirements of the PUC and FCC;

            (b) refrain from making any sale, lease, transfer or other disposition of any of the Assets other than in the ordinary course of business consistent with past practice, except as set forth on SCHEDULE 6.10;

            (c) refrain from modifying, amending or altering in any material respect, or terminating any of the Contracts, or waiving any material rights thereunder;

            (d) maintain insurance on the Assets comparable to that maintained prior to the date hereof and use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

            (e) maintain their books and records in accordance with prior practice and otherwise operate their business in the ordinary course in accordance with past practices;

            (f) refrain from increasing the compensation payable or to become payable to any employee, except for customary increases consistent with past practice and refrain from entering into any contract or renewal of any existing contract for the employment of any employee other than "at will" employees;

            (g) use their commercially reasonable efforts to (x) keep their business organization intact, (y) retain the services of their key employees and (z) maintain good relationships with its employees, suppliers, advertisers, customers, agents and others having business relations with them, in each case in accordance with past practices;

            (h) refrain from changing their articles of incorporation or by-laws in any way that would materially adversely affect their power or authority to enter into and perform this Agreement, or that would otherwise materially adversely affect its performance of this Agreement;

            (i) refrain from subjecting any of the Assets to any new Encumbrance other than in the ordinary course of business, consistent with past practice;

            (j) provide to the Buyer, concurrently with filing thereof, copies of all reports to and other filings with the PUC and the FCC;

            (k) not permit any of the Permits to expire or to be surrendered or voluntarily modified in a matter adverse to their business, and refrain from taking any action which would reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Permits; or fail to prosecute with due diligence any pending applications to any Governmental Authority;

            (l) notify Buyer in writing promptly after learning of the institution or threat of any material action against any Company in any court, or any action against any Company before any Governmental Authority, and notify Buyer in writing promptly upon receipt of any administrative or court order relating to the Assets or the business of the Companies;

            (m) pay or cause to be paid or provide for all Taxes of or relating to the Companies, the Assets and their employees due and payable to Governmental Authorities up to the Closing Date;

            (n) cooperate with Buyer in connection with Buyer's efforts to identify the current employees of the Companies that Buyer would like the Companies to retain following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations; and

            (o) continue to advertise, promote and market the business and services of each Company in a manner consistent with past practice.

      6.6. EMPLOYEES. Attached as SCHEDULE 6.6 is a list of employees of the Companies to whom bonuses in the amounts set forth thereon will be paid to encourage such employees to continue working for such Companies through the Closing. Buyer shall pay or cause the payment of such amounts upon the earlier to occur of Closing or June 30, 1998, and such responsibility shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, however, nothing contained in this Agreement shall confer upon any employee of any Company any right with respect to continued employment by such Company or Buyer. Except for the arrangements relating to the bonus payments described in the first two sentences of this Section (as to which the employees of the Companies are express and intended third party beneficiaries), no provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Buyer or under any benefit plan that Buyer may maintain.

      6.7. NOTICE OF DEVELOPMENTS. The Sellers will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects (a) the business, Assets, liabilities, financial condition, operations, results of operations, that would result in a Material Adverse Effect, or (b) affects in any material respect the representations, warranties, covenants or Schedules of any Company. The Buyer shall give prompt written notice to the Sellers of any Material Adverse Effect or matter that adversely affects in any material respect the representations, warranties, covenants or Schedules which becomes known to Buyer as a result of its due diligence permitted under SECTION 6.4. The Sellers shall be entitled to update the Schedules to reflect developments and agreements occurring subsequent to the execution of this Agreement. In addition, Sellers shall be entitled to update the Schedules with respect to any matter existing as of the date hereof by giving Buyer written notice thereof; provided, however, that no such updated disclosure referred to in this sentence shall be deemed to cure any breach of any representation or warranty of Sellers made in this Agreement unless Buyer fails to object in writing to Sellers' Agent to any such updated disclosure within ten (10) Business Days after Buyer's receipt thereof.

      6.8. EXCLUSIVITY. Neither the Sellers nor their Affiliates, advisors or representatives shall (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of any Company, or any portion of the Assets of, any Company (including any acquisition structured as a merger, consolidation or share exchange), outside the ordinary course the Companies' business and consistent with past practices, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers' Agent will notify the Buyer immediately if any Person make any proposal, offer, inquiry or contact with respect to any of the foregoing.

      6.9. ANNOUNCEMENT. Prior to the Closing, except as may be required by law, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

      6.10. DISTRIBUTION. Notwithstanding the provisions of SECTION 6.5, between the date hereof and the Closing Date, the Sellers may cause each Company to (a) make such cash distributions to the Sellers, in a manner consistent with past practice, as well as any special cash dividends, as the Sellers determine in their sole discretion, (b) make such cash payments to a Seller or any Affiliate of a Seller as may be necessary to settle any accounts with such Seller or Affiliate, (c) make such cash distributions to the Sellers as may be necessary to pay any taxes that have accrued through the Closing and (d) distribute to the Sellers the Assets described on
SCHEDULE 6.10.

      6.11. FINANCING MATTERS. Buyer has received a binding written commitment, addressed to Buyer from Morgan Stanley Bridge Fund, L.L.C. (the "DEBT COMMITMENT"), a true and correct copy of which was furnished to Sellers, to obtain the financing necessary to pay the Purchase Price. It is the good faith belief of Buyer, as of the date hereof, that the financing contemplated by the Debt Commitment will be available to be drawn on or before the Closing. Buyer agrees that it will not agree to any amendment or termination of such Debt Commitment without the prior written consent of the Sellers, will not waive or fail to exercise any of its rights or remedies with respect to the Debt Commitment in order to obtain the financing contemplated thereby, and Buyer shall use its best efforts to fulfill or cause the fulfillment of any of the conditions to the obtaining of such financing. Subject to the satisfaction of the conditions to the Buyer's obligations set forth in SECTION 8.1, Buyer shall use all of its cash, draw upon any funds that may be available pursuant to such financing, and to obtain such other financing or financial resources to make the payment of the Purchase Price to Sellers on the Closing Date in accordance with the terms hereof. In addition, Buyer shall use its best efforts to fulfill all of the conditions set forth in SECTION 8.2. Notwithstanding the foregoing, Buyer acknowledges and agrees that its obligations hereunder are not conditioned upon its ability to obtain any financing, that if the conditions set forth in
Section 8.1 are satisfied it is obligated to consummate the transactions contemplated hereby on the Closing Date and that the terms of this Section are not intended to create and do not create any financing condition.

7.    POST-CLOSING COVENANTS

      The parties agree as follows with respect to the period following the
Closing:

      7.1. FURTHER ASSURANCES. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost an expense of the requesting party.

      7.2. POST-CLOSING ANNOUNCEMENTS. Following the Closing, no Seller will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

      7.3. TIMELY PAYMENT OF LIABILITIES. Following the Closing, the Buyer shall cause each Company to pay all of the liabilities incurred by such Company prior to the Closing in a timely manner.

      7.4.  PAYMENT OF TAXES.

      (a) The Sellers shall cause the Companies to prepare Tax Returns of the Companies for any period, including any federal and state income Tax Returns for an S Corporation (Form 1120S) that includes or ends with the Closing Date.

      (b) The Sellers shall be obligated to reimburse the Companies for any Taxes due with respect to any Tax Return for any period that begins after December 31, 1997 and that ends on or with the Closing Date, except to the extent that any such Taxes have been accrued on the Closing Date Balance Sheet.

8.    CONDITIONS TO CLOSING

      8.1. CONDITIONS TO OBLIGATION OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:

      (a) the representations and warranties of the Sellers shall be correct and complete in all material respects at and as of the Closing;

      (b) the Sellers shall have performed and complied in all material respects with all of their covenants hereunder through the Closing Date;

      (c) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following such consummation or (iii) materially or adversely affect the right of the Buyer (or any Company, as the case may be) to own the Shares or the Assets of any Company, or conduct the business represented by such Assets, and no such Order shall be in effect;

      (d) no action shall have been taken and be continuing, and no statute, rule, regulation, judgment or administrative interpretation shall have been enacted, promulgated, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would make illegal or prohibit the consummation of such transactions;

      (e)   prior to the Closing Date,

            (i) the Buyer or the Companies, as appropriate, shall have obtained a Special Temporary Authority or other requisite approval from the FCC with respect to the change of control of the Permits or Licenses issued by the FCC to the Companies;

            (ii) any approval of the Texas Public Utilities Commission necessary for the consummation of the sale of the Shares to Buyer shall have been obtained;

            (iii) all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ;

      (f) other than changes affecting business in the Companies' industry generally, there shall not have been any material adverse change in the financial condition, Assets, business or prospects of the Companies from October 31, 1997 to the Closing;

      (g) the Other Seller Agreements shall have been executed and delivered by the Sellers or other relevant Persons, as applicable;

      (h) the Sellers shall have delivered to Buyer such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Buyer) as are required pursuant to the terms of the Contracts that are material to the business of the Companies (including any Contracts involving the license of software to any Company) and require consent as a result of Buyer's purchase of the Shares;

      (i) the Sellers shall have delivered to the Buyer (i) a certificate to the effect that each of the conditions specified above in SECTIONS 8.1(a) and (b) has been satisfied in all material respects, and (ii) a good standing certificate, dated within ten calendar days of the Closing, from the Secretary of State of Texas;

      (j) the Buyer shall have received from Mayor, Day, Caldwell & Keeton, L.L.P., special counsel to the Sellers, an opinion in form and substance as set forth in EXHIBIT E addressed to the Buyer;

      (k) the Buyer shall have received from Bracewell & Patterson, L.L.P., PUC counsel to the Companies, an opinion in form and substance as set forth in EXHIBIT F-1 addressed to the Buyers, and from Helein & Associates., FCC counsel to the Companies, an opinion in form and substance as set forth in EXHIBIT F-2 addressed to the Buyers;

      (l) the Buyer shall have received stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, free and clear of any Encumbrances or Taxes;

      (m) the Sellers shall have provided to Buyer, in a form reasonably satisfactory to Buyer, the resignations of each officer of each Company and each member of each Company's Board of Directors other than those persons designated in writing by Buyer to such Company as persons who shall continue in office;

      (n) the Sellers shall have provided to Buyer, in a form satisfactory to Buyer, a payoff letter from every lender to such Company stating the outstanding principal balance of all existing indebtedness, all interest accrued on such indebtedness and all prepayment premiums and other amounts due in order to pay all such indebtedness as of the Closing Date; and

      (o) Each Seller shall have delivered an executed Form 8023-A at the Closing authorizing the Code Section 338(h)(10) election contemplated by
SECTION 2.8.

      8.2. CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

      (a) the Buyer's representations and warranties shall be correct and complete in all material respects at and as of the Closing;

      (b) the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing Date;

      (c) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following such consummation;

      (d) no action shall have been taken and be continuing, and no statute, rule, regulation, judgment or administrative interpretation shall have been enacted, promulgated, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which would make illegal or prohibit the consummation of such transactions;

      (e)   prior to the Closing Date,

            (i) the Buyer or the Companies, as appropriate, shall have obtained a Special Temporary Authority or other requisite approval from the FCC with respect to the change of control of the Permits or Licenses issued by the FCC to the Companies;

            (ii) any approval of the Texas Public Utilities Commission necessary for the consummation of the sale of the Shares to Buyer shall have been obtained;

            (iii) all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or the DOJ;

      (f) the Other Buyer Agreements shall have been executed and delivered by the Buyer;

      (g)   all of the instruments, consents and approvals contemplated by
SECTION 8.1(h) shall have been received;

      (h) the Buyer shall deliver to Sellers copies of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Other Buyer Documents and all instruments and documents to be delivered in connection with the transactions contemplated hereby, duly certified by an officer of Buyer;

      (i) the Sellers shall have received a certificate or certificates of an officer of Buyer, certifying as to the genuineness of the signatures of officers of Buyer authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement or the Other Buyer Agreements, which incumbency certificate shall include the true signatures of such officers;

      (j) the Buyer shall have delivered to the Sellers (i) a certificate to the effect that each of the conditions specified above in SECTIONS 8.2(a) and (b) has been satisfied in all respects, and (ii) a good standing certificate, dated within ten calendar days of the Closing, from the Secretary of State of Oklahoma;

      (k) the Sellers shall have received from Edwards & Angell, special counsel to the Buyer, an opinion in form and substance a set forth in EXHIBIT G, addressed to the Sellers and dated as of the Closing;

      (l) the Buyer shall have wire transferred the Purchase Price for the Shares pursuant to SECTION 2.2; and

      (m) the Buyer shall have delivered an executed Form 8023-A at the Closing the Code Section 338(h)(10) election contemplated by SECTION 2.8.

9.    INDEMNIFICATION AND REMEDIES

      9.1.  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER AND THE
COMPANIES.

      (a) Subject to the limitations of SECTIONS 9.4 and 9.5 and the other provisions of this Agreement, if any Seller breaches (or if any Person other than the Buyer alleges facts that, if true, would mean any Seller has breached) any of the representations, warranties, covenants or agreements of any Seller contained herein and the Buyer gives notice thereof to the Sellers' Agent within the applicable Survival Period, then the Sellers agree to severally (but not jointly) indemnify and hold harmless the Buyer, each Company and their respective officers, directors and shareholders (the "Buyer Indemnified Parties") from and against any Damages they may suffer resulting from, arising out of, relating to or caused by any of the foregoing. For the purposes (and solely for the purposes) of this SECTION 9 the disclosure of the matter described on SCHEDULE 4.4(b)5 (and related disclosures on other Schedules) shall be treated as if such disclosure had not been made.

      (b) Amounts needed to cover any indemnification claims resolved in favor of the Buyer against any Seller will be paid out of the funds escrowed pursuant to the Indemnification Escrow Agreement; provided, however, that if any such claim relates to a matter for which reserves were established in the Companies' books and records, including their general ledger, and are taken into account on the Closing Date Balance Sheet, then amounts needed to cover any such indemnification claims resolved in favor of the Buyer against any Seller shall first be offset against such reserves, and which reserves, as to such claims, shall be added to the Basket Amount. Subject to the limitations of SECTIONS 9.4 and 9.5, the Sellers will have several (but not joint) liability for any additional amounts needed to satisfy the indemnification claim for Damages pursuant to SECTION 9.1(a), which amounts will be paid directly to the Buyer. Two hundred seventy-four (274) calendar days after the Closing Date an amount equal to fifty percent (50%) of the Indemnification Escrow Account less amounts previously withdrawn from the Indemnification Escrow and the amounts withheld as provided in the proviso at the end of this sentence shall be released to Sellers, and the entire amount remaining in the Indemnification Escrow Account shall be released to the Sellers five hundred forty-eight (548) calendar days after the Closing Date; provided, however, that any such release shall be subject to the right of the Buyer to require the Escrow Agent to retain an amount that is reasonably sufficient, taking into account both any claims of the Buyer that have been paid as of such time under SECTION 9.1 and any claims of Buyer pending in good faith under
SECTION 9.1, to satisfy any remaining obligations of the Sellers under
SECTION 9.1, subject to the limitations of SECTIONS 9.4 and 9.5. Any amounts so retained shall be promptly released by the Escrow Agent to the Sellers upon the resolution of all such claims. All payments by the Escrow Agent to the Sellers shall be by wire transfer of immediately available funds in accordance with the relative ownership percentages of the Sellers set forth on SCHEDULE 4.3(b). The Buyer and the Sellers shall jointly give instructions to the Escrow Agent to carry out the intent of this SECTION 9.1(b). The fees, charges and expenses payable to the Escrow Agent shall be paid out of the funds held in the Indemnification Escrow Account.

      9.2. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. If the Buyer breaches (or if any Person other than a Seller alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Sellers' Agent gives notice of a claim for indemnification against the Buyer within the Survival Period, then the Buyer agrees to indemnify and hold harmless the Sellers from and against any Damages the Sellers may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach.

      9.3.  MATTERS INVOLVING THIRD PARTIES.

      (a) If any Person not a party to this Agreement (including, without limitation, any Governmental Authority) notifies any party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") with respect to which the Indemnified Party proposes to make a claim for indemnification against any other party (the "INDEMNIFYING PARTY"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within thirty
(30) calendar days after receiving such notice.

      (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) if Buyer is to be the Indemnified Party, the Damages to be incurred by the Indemnifying Party are reasonably expected to exceed the Basket Amount in the event the Person pursuing the Third Party Claim is successful on the merits of such claim; (ii) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) calendar days after the Indemnified Party has given notice of the Third Party Claim that it intends to defend the claim; and (iii) the Indemnifying Party conducts the defense of the Third Party Claim in good faith. If the Indemnifying Party does not assume control of the defense or settlement of any Third Party Claim in the manner described above, the Indemnified Party shall do so.

      (c) If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with SECTION 9.3(b), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (although the Indemnifying Party and its counsel shall control such defense). If the Indemnified Party is conducting the defense of the Third Party Claim in accordance with SECTION 9.3(b) above the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (although the Indemnified Party and its counsel shall control such defense). The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld) and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

      9.4. BASKET AND DEDUCTIBLE. Notwithstanding anything herein to the contrary, no Buyer Indemnified Party will be entitled to indemnification from the Sellers (the "SELLER INDEMNIFYING PARTIES") under this Agreement unless and until the Buyer Indemnified Parties have suffered an aggregate amount of Damages as to which they would be entitled to indemnification under this Agreement, if this SECTION 9.4 were not applicable, in excess of $1,300,000 (the "BASKET AMOUNT") and then the Buyer Indemnified Parties shall be liable for Damages only in excess of such Basket Amount, subject to the provisions and limitations in this

SECTION 9. The Basket Amount shall not be applicable to Damages arising from or related to (a) representations in SECTION 4.3(b) (Title to Shares),
SECTION 4.7 (Tax Matters), SECTION 4.13(a) (Litigation), fines and penalties assessed by Governmental Authorities with respect to a violation of a Legal Requirement that occurred prior to the Closing Date that is covered by
SECTION 4.13(b) (Compliance with Applicable Laws) or with respect to the matter disclosed on SCHEDULE 4.4(b)5 (and on related Schedules), or an adjustment to the Purchase Price pursuant to SECTION 2.4 or 2.6 (collectively, the "Specific Claims"). With respect to all claims by any Buyer Indemnified Party hereunder other than Specific Claims, the Basket Amount shall be deducted from the aggregate amount the Buyer Indemnified Parties are entitled to receive from the Seller Indemnifying Parties under this SECTION 9 and the Buyer Indemnified Parties shall be entitled to indemnification payments, to the extent not otherwise limited, as to such excess amount, subject to SECTION 9.5.

      9.5.  LIMITATIONS.

      (a) Except with respect to the breach of representations and warranties set forth in SECTION 4 as to which Sellers had actual knowledge (and without constructive or imputed knowledge), (i) the sole and exclusive remedies of Buyer (and/or, after the Closing, the Companies) as against any of or all of the Sellers, and the sole and exclusive liability of Sellers to Buyer (and/or, after the Closing to the Companies) with respect to any obligation, matter, event, circumstance, transaction, relationship, claim or responsibility arising out of or relating to this Agreement, the Other Seller Agreements (other than the Noncompetition Agreement) or any of the transactions contemplated hereby shall be the indemnification provisions of this SECTION 9 and the liabilities that arise by virtue of the breach of the express terms of this Agreement that are covered by such indemnification provisions and (ii) the Buyer agrees not to assert (on its own behalf, or effective on and after the Closing, on behalf of any Company) any claim, or to seek any remedy, whether based on statute, contract, tort or otherwise, as against any or all of Sellers, except and only to the extent of the indemnification provisions set forth in this SECTION 9, as limited by the provisions in SECTIONS 9.4 or 9.5.

      (b) The indemnities of the Sellers set forth in this SECTION 9 and all representations, warranties, covenants and agreements of the Sellers contained in this Agreement shall expire upon the expiration of the relevant Survival Period provided in SECTION 11.1, and Sellers shall have no liability under the indemnification provisions of SECTIONS 9.1 or 9.3 hereof or otherwise have any liability under this Agreement, any of the Other Seller Agreements or otherwise (whether in connection with the transactions contemplated by this Agreement or otherwise) as to any given claim or matter unless Buyer gives written notice to Sellers of its claim as to such claim or matter, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, before the expiration of such relevant Survival Period.

      (c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, in the event that any Seller nevertheless becomes liable to a Buyer Indemnified Party, in no event shall (i) the aggregate amount of such liability of the Sellers (including, but not limited, to any and all liabilities of Sellers for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed the difference between

$17,000,000 and indemnification amounts previously paid by Sellers (except in the case of (A) a breach of a representation or warranty set forth in
SECTION 4.3(b) or (B) any Damages for Taxes incurred by the Buyer Indemnified Parties as a result of an invalid Subchapter S election by either Company, in which case the aggregate amount of liabilities of the Sellers shall be the amount of the Purchase Price), nor (ii) the aggregate amount of such liability of a Seller (including, but not limited, to any and all liabilities of such Seller for costs, expenses and attorneys' fees paid or incurred in connection therewith or in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) exceed such Seller's pro rata share (in accordance with SCHEDULE 4.3(b)) of the Purchase
Price.

      (d) Notwithstanding anything to the contrary contained in this Agreement, the assets of the Companies shall not include, and the Companies hereby release, effective as of the Closing, any debt, liability or obligation of, or claim against, any and all Sellers (in all capacities, whether as shareholder, director, officer or otherwise), whether known or unknown, other than the obligations under this Agreement and the Other Buyer Agreements and all Sellers (in all capacities, whether as shareholder, director, officer or otherwise) hereby release effective as of the Closing, any debt, liability or obligation of, or claim against, each of the Companies, whether known or unknown, other than the obligations under this Agreement, the Other Seller Agreements and the Non-Disclosure Agreement.

      9.6.  CONTINUATION OF INDEMNIFICATION OBLIGATIONS OF COMPANIES.

      (a) The Buyer agrees that all rights to indemnification existing in favor of the present or former directors, officers and employees of any Company (as such) or present or former directors of any Company serving or who served at any Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in such Company's charter document or Bylaws, as in effect as of the date hereof with respect to matters occurring at or prior to the Closing Date shall survive the Closing and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and the Buyer shall comply fully with its obligations hereunder and thereunder. Without limiting the foregoing, any such Company shall, and after the Closing Date, the Buyer shall periodically advance expenses as incurred with respect to the foregoing (including with respect to any action to enforce rights to indemnification or the advancement of expenses) to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, no Seller shall be entitled to indemnification from the Company for claims arising out of breach of this Agreement or the Other Seller Agreements or claims as to which such Seller has sought indemnification to the extent that such Seller is obligated to make an indemnification payment under this SECTION 9 relating to the same.

      (b) The Buyer shall pay all reasonable costs and expenses, including attorneys' fees, that may be incurred by an indemnified parties in enforcing the indemnity and other obligations provided for in this SECTION 9.6.

      (c) In the event the Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Buyer assumes the obligations set forth in this SECTION 9.6.

      (d) This SECTION 9.6, which shall survive the consummation of the transactions contemplated hereby at the Closing and shall continue for the periods specified herein, is intended to benefit each Company, the Sellers, and any Person referenced in this SECTION 9.6 or indemnified hereunder, each of whom may enforce the provisions of this SECTION 9.6 (whether or not parties to this Agreement).

10.   TERMINATION

      10.1. TERMINATION OF AGREEMENT. The parties may terminate this Agreement and the transactions contemplated herein may be abandoned, by written notice given to the other parties hereto, as provided below:

      (a) the Buyer and the Sellers' Agent may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (b) the Buyer may terminate this Agreement by giving written notice to the Sellers' Agent at any time prior to the Closing Date in the event a Material Adverse Effect has occurred after October 31, 1997;

      (c) the Buyer may terminate this Agreement by giving written notice to the Sellers' Agent at any time (i) on or before the Closing Date, in the event any Seller has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Sellers' Agent of the breach, and the breach has not been cured within ten
(10) calendar days after the notice of breach or (ii) prior to Closing, if the Closing has not occurred on or before the later of (A) May 20, 1998 and
(B) five (5) Business Days following receipt of all necessary regulatory and/or governmental approvals from the FTC, Antitrust Division and Texas Public Utilities Commission, to the extent any such approvals are required; provided, however, that if the Closing has not occurred by May 20, 1998 because the approval of the Texas Public Utilities Commission (the "REQUIRED APPROVAL") has not been obtained, the Buyer may not terminate under this
SECTION 10.1(c) unless the Required Approval is not obtained by June 30, 1998, and Buyer shall be entitled to terminate this Agreement on or after such date if Closing has not occurred prior to such termination; and provided further that the Buyer's right to terminate under this SECTION 10.1(c) shall not be available if the Buyer's failure to fulfill any of its obligations under this Agreement has been the cause of or has resulted in the failure of the Closing Date to occur on or before such date;

      (d) the Sellers' Agent may terminate this Agreement by giving written notice to the Buyer at any time (i) on or before the Closing Date, if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Sellers' Agent has notified the Buyer of the breach, and the breach has not been cured within ten

(10) calendar days after the notice of breach or (ii) prior to the Closing, if the Closing has not occurred on or before the later of (A) May 20, 1998 and (B) five (5) Business Days following receipt of all necessary regulatory and/or governmental approvals from the FTC, Antitrust Division and Texas Public Utilities Commission, to the extent any such approvals are required; provided, however, that if the Closing has not occurred by May 20, 1998 because the Required Approval has not been obtained, the Sellers' Agent may not terminate under this SECTION 10.1(d) unless the Required Approval is not obtained by June 30, 1998, and Sellers' Agent shall be entitled to terminate this Agreement on or after such date if Closing has not occurred prior to such termination; and provided further that the Sellers' Agent's right to terminate under this SECTION 10.1(d) shall not be available if the Sellers' failure to fulfill any of their obligations under this Agreement has been the cause of or has resulted in the failure of the Closing Date to occur on or before such date; and

      (e) the Buyer or the Sellers' Agent may terminate this Agreement by giving written notice to the other, if any court of competent jurisdiction in the United States or any other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

      10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to SECTION 10.1, all further obligations of the parties under this Agreement shall terminate, provided that the terms of the Non-Disclosure Agreement, SECTIONS 6.6, 9.6 and 11.17 shall survive any such termination, and that nothing in this SECTION 10.2 shall relieve any party from liability for any breach of this Agreement, subject to the limitations on liability of the Sellers contained in SECTIONS 9.4 and 9.5 and of Buyer under SECTION 2.3.

11.   MISCELLANEOUS

      11.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith shall survive the Closing Date (the "SURVIVAL PERIOD") for a period of five hundred forty-eight (548) calendar days, except that the representations and warranties of the Sellers (a) in SECTION 4.3(b) shall survive the Closing Date for an unlimited duration, (b) in SECTION 4.7 shall survive the Closing Date until the expiration of all applicable statutes of limitation with respect to any claims that could be brought regarding such matters and (c) in
SECTION 4.16 shall survive the Closing Date for a period of five (5) years.

      11.2. ADDITIONAL COVENANTS REGARDING INTERCOMPANY TRANSACTIONS. Buyer covenants and agrees that until the Closing shall have occurred or this Agreement shall have been terminated for reasons other than the Buyer's breach of this Agreement or any Other Buyer Agreement, Buyer shall not sell or transfer (with or without consideration), or permit the sale or transfer (with or without consideration) of, any shares of capital stock of any direct or indirect subsidiary of Buyer to any Person other than Buyer or a direct or indirect subsidiary of Buyer, except that sales of such shares shall be permitted to any Person who is not an Affiliate of Buyer, provided that such sale is for cash consideration equal to the fair market value of the shares being sold and that all cash proceeds from such sale are delivered to Buyer or Buyer's direct or indirect subsidiaries. In addition, Buyer shall not, and shall not permit any of its direct or indirect subsidiaries to, directly or indirectly, convey, distribute, lend, pledge, sell or transfer any assets (with or without consideration, whether by payment, dividend, or otherwise) of any such entity to any Affiliate of Buyer other than Buyer and its direct and indirect subsidiaries.

      11.3. [INTENTIONALLY OMITTED].

      11.4. NO THIRD-PARTY BENEFICIARIES. Except as otherwise provided in SECTIONS 6.6 and 9.6, this Agreement will not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      11.5. ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules and documents referred to herein), the Other Buyer Agreements, the Other Seller Agreements and the Non-Disclosure Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral.

      11.6. SUCCESSION AND ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of all other parties hereto, except that the Buyer shall have the right to assign its rights under this Agreement after the Closing to any institutional lender.

      11.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

      11.8. HEADINGS, TERMS. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

      11.9. NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight deliver service, telecopy or facsimile, and addressed to the intended recipient as set forth below:

   IF TO THE SELLERS:                     COPY TO:

   Addressed to the Sellers' Agent at:    Mayor, Day, Caldwell & Keeton, L.L.P.
                                          700 Louisiana, Suite 1900
   Mr. Ronald Henriksen                   Houston, TX  77002
   8831 Stable Lane                       Attn:  Jeff C. Dodd, Esq.
   Houston, TX  77024                     Telecopy:  (713) 225-7047
   Telecopy:  (713) 461-5857


   IF TO THE BUYER:                       COPY TO:

   13439 N. Broadway Extension            Edwards & Angell
   Oklahoma City, OK  73114               2800 Hospital Trust Tower
   Attn:  Everett Dobson, CEO             Providence, RI  02903
   Telecopy:  (405) 391-8515              Attn:  David K. Duffell, Esq.
                                          Telecopy:  (401) 276-6602

Notices will be deemed given seven days after mailing if sent by certified mail, when delivered if sent by recognized overnight deliver service, and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     11.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISIONS OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

     11.11. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Sellers' Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

     11.12. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.13. EXPENSES. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear their own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby, including the costs and expenses of all filing fees payable to any Governmental Authority in connection with the transaction, except for the filing fees required under the Hart-Scott Act, which fees shall be paid by the Buyer. In addition, the Buyer, on the one hand, and the Sellers, on the other hand, shall each pay one-half of the fees and expenses of the independent accountants described in SECTION 2.

     11.14. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     11.15. INCORPORATION. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.16. SELLERS' AGENT. Each Seller hereby authorizes and appoints the Sellers' Agent as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of this Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder and (b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which any Seller may assert, or have the right to assert, against the Buyer, or (ii) any claims which the Buyer may assert, or have the right to assert, against any Seller. The Sellers' Agent hereby accepts such authorization and appointment, provided that Sellers' Agent shall have no duty or liability whatsoever to the Buyer or DCC in his capacity as Sellers' Agent. In addition, the Sellers agree that the Sellers' Agent shall have no personal liability to the Sellers for any action taken hereunder or for any omission to act where such action or omission is not the result of gross negligence or willful misconduct on the part of the Sellers' Agent. Upon the receipt of written evidence satisfactory to the Buyer to the effect that the Sellers' Agent has been substituted as agent of the Sellers by reason of his death, disability or resignation, the Buyer shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Sellers' Agent with respect to the matters covered by this SECTION 11.16. No Seller shall act with respect to any of the matters which are the subject of this Agreement except through the Sellers' Agent. The Sellers acknowledge and agree that the Buyer may deal exclusively with the Sellers' Agent in respect of such matters, that the enforceability of this SECTION 11.16 is material to the Buyer, and that the Buyer has relied upon the enforceability of this SECTION 11.16 in entering into this Agreement.

     11.17. CONFIDENTIALITY. Notwithstanding anything herein to the contrary, the Buyer agrees and acknowledges that Buyer, DCC and its representatives are bound by the provisions of the Non-Disclosure Agreement (which are incorporated herein by reference), that all information that has been or will be provided (or to which access has been or will be provided) by the Sellers or the Companies constitutes "Confidential Information" and that all such provisions are binding and enforceable; provided, however, that Buyer shall be permitted to disclose such information relating to the Companies as may be reasonably required to be included in a confidential private placement memorandum relating to an offering of debt securities by Buyer or an Affiliate of

Buyer pursuant to Rule 144A of the Securities Act of 1933, as amended; provided that the Companies shall be given an opportunity to approve any disclosures relating to them or their financial information, which approval will not be unreasonably withheld. The parties further agree that the provisions of the Non-Disclosure Agreement shall survive the execution and delivery and any termination of this Agreement, and shall remain in full force and effect. Nothing in this Agreement shall supersede any of the terms of the Non-Disclosure Agreement, which remains in effect as a separate and independent agreement, except that the disclosure of financial information contemplated in the first sentence of this Section is expressly permitted. Without limiting any other remedy at law or equity that any party may have by reason of the breach of this SECTION 11.17 or of the provisions of such Non-Disclosure Agreement (the "CONFIDENTIALITY OBLIGATIONS"), the Sellers or Buyer may terminate this Agreement if any other party shall have breached its Confidentiality Obligations. In addition, and notwithstanding any other provisions herein to the contrary, any termination by any party of this Agreement (whether under this Section or any other section) shall not relieve any party of its Confidentiality Obligations (which obligations shall survive any termination) and shall not be deemed a waiver of, or discharge any party from liability with respect to, breaches of the Confidentiality Obligations by any party (including the terminating party) occurring on or before the date of termination. This Agreement constitutes a "binding commitment" referred to in Section 8 of the Non-Disclosure Agreement. Upon receipt by Sellers of the payment contemplated by SECTION 2.4 and the Closing of the transactions contemplated hereby, the provisions of this SECTION 11.17 shall terminate.

     11.18. CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF THE STATE OF TEXAS.

     (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT IN THE STATE OF TEXAS, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM ANY SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OF AWARD.

     (b) EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF TEXAS AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION
11.18 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

     (c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICE MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 11.9.

     11.19. WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     11.20. EQUITABLE REMEDIES. The parties recognize and acknowledge that in the event any party hereto shall fail to perform its obligations under this Agreement, money damages alone may not be adequate to compensate the injured party. The parties, therefore, agree and acknowledge that in the event any party shall fail to perform its obligations under this Agreement prior to Closing, the injured parties shall be entitled, in addition to any action for monetary damages on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

     11.21. WAIVER OF BUY-SELL PROVISIONS. The Sellers hereby waive, and covenant to cause ATI to waive, any and all rights they may have pursuant to the First Amended and Restated Shareholders Agreement dated June 20, 1996 to the extent the exercise of any such rights would conflict with the consummation of the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER

DOBSON WIRELINE COMPANY




By: /s/ Everett R. Dobson
    ----------------------------------

Name: Everett R. Dobson
    ----------------------------------

Title: Chairman of the Board
    ----------------------------------

SELLERS

                                          RONALD W. HENRIKSEN "A" TRUST
                                          U/T/A DATED FEBRUARY 20, 1998,
                                          RONALD W. HENRIKSEN, GRANTOR
/s/ Ronald W. Henriksen
--------------------------------------
Ronald W. Henriksen                       By: /s/ Ronald W. Henriksen
                                             --------------------------------------
                                             Ronald W. Henriksen, Trustee


                                          RONALD W. HENRIKSEN "B" TRUST
                                          U/T/A DATED FEBRUARY 20, 1998,
                                          RONALD W. HENRIKSEN, GRANTOR
/s/ Russell C. Henriksen
--------------------------------------
Russell C. Henriksen                      By: /s/ Ronald W. Henriksen
                                             --------------------------------------
                                             Ronald W. Henriksen, Trustee


                                          THE J. NES KIRNEH TRUST U/T/A
/s/ Linda Henriksen Hughes                DATED FEBRUARY 25, 1998, RUSSELL
--------------------------------------    C. HENRIKSEN AND JILL HENRIKSEN,
Linda Henriksen Hughes                    GRANTORS

/s/ Betty Henriksen Caldwell
--------------------------------------
Betty Henriksen Caldwell                  By: /s/ Russell C. Henriksen
                                             ----------------------------------
                                             Russell C. Henriksen, Trustee



The Estate of Vernon R. Henriksen         THE L. K. HUGHES "M" TRUST, U/T/A
                                          DATED FEBRUARY 24, 1998, KENNETH
                                          EUGENE HUGHES, JR. AND LINDA
                                          HENRIKSEN  HUGHES, GRANTORS
Russell C. Henriksen
--------------------------------------

By: /s/ Russell C. Henriksen
   -----------------------------------
Its: Personal Representative              By: /s/ Linda Henriksen Hughes
                                             ----------------------------------
                                             Linda Henriksen Hughes, Trustee


                                          THE L. K. HUGHES "A" TRUST U/T/A
                                          DATED FEBRUARY 24, 1998, KENNETH
                                          EUGENE HUGHES, JR. AND LINDA
                                          HENRIKSEN HUGHES, GRANTORS


                                          By: /s/ Linda Henriksen Hughes
                                             ----------------------------------
                                             Linda Henriksen Hughes, Trustee